UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
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Essex Property Trust, Inc.
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1100 Park Place, Suite 200
San Mateo, California 94403
March 28, 2024
Dear Stockholder:
You are cordially invited to attend the virtual 2024 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held online at www.virtualshareholdermeeting.com/ESS2024 on May 14, 2024, at 1:00 p.m., Pacific Time.
The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.
This year we are again furnishing proxy materials to our stockholders over the Internet. On or about March 28, 2024, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our notice of annual meeting, proxy statement, and 2023 Annual Report to Stockholders and how to vote. Some stockholders may, if they have so previously requested, receive these materials via email or paper copies by mail. If you only received a Notice of Internet Availability of Proxy Materials by mail, the notice of annual meeting also contains instructions on how you can receive a paper copy of the proxy materials and 2023 Annual Report.
Please use this opportunity to participate in the Annual Meeting by voting on the proposals to be presented. Whether or not you plan to attend the meeting virtually, please authorize your proxy via the Internet prior to 11:59 p.m. Eastern Time, on May 13, 2024, or if you are receiving a paper copy of the proxy statement, by telephone or by completing, signing, dating and returning a proxy card. Authorizing your proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting. Please review the instructions contained in the Notice of Internet Availability of Proxy Materials regarding each of these options. If you attend the Annual Meeting, you may vote online, even if you have previously mailed your proxy card.
Your vote is important to us and we appreciate your continued support of the Company.
Sincerely,

Angela L. Kleiman
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To Be Held May 14, 2024
The virtual 2024 Annual Meeting of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held online at www.virtualshareholdermeeting.com/ESS2024 on May 14, 2024 at 1:00 p.m. Pacific Time, for the following purposes:
1.
To consider and vote upon the election of the following nominees to serve as directors of the Company until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified: John V. Arabia, Keith R. Guericke, Anne B. Gust, Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Angela L. Kleiman, Irving F. Lyons, III and George M. Marcus.

2.	To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2024.
3.	To consider and vote upon an advisory vote to approve the Company’s named executive officer compensation.
4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The Board of Directors has fixed the close of business on March 1, 2024, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
The Company will hold the Annual Meeting in a virtual-only meeting format again this year. Information on how to participate in the Annual Meeting is listed on page 11 of the accompanying proxy statement.
Your vote is important. Whether or not you expect to attend the Annual Meeting virtually, we urge you to submit your proxy and vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may authorize a proxy to vote your shares via the Internet until 11:59 p.m. Eastern Time, on May 13, 2024, or, if you have received and/or requested a paper copy of our proxy materials, by telephone or by mail, by completing, signing, dating and returning the proxy card in the envelope provided. If you attend the Annual Meeting virtually, you may continue to have your shares voted as instructed on your proxy or you may withdraw your proxy at our Annual Meeting and vote your shares online. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.
By Order of the Board of Directors and on behalf of the Secretary of the Company,

Angela L. Kleiman
Chief Executive Officer and President
San Mateo, California
March 28, 2024

Table of Contents – Proxy Statement
ESSEX Property Trust, Inc. 2024 Proxy Statement	i

ii	ESSEX Property Trust, Inc. 2024 Proxy Statement

Executive Summary
This summary highlights certain information about Essex Property Trust, Inc., a Maryland corporation (the “Company”), and its 2024 Annual Meeting and summarizes information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and we strongly recommend you read the entire proxy statement before voting. For more complete information regarding the Company and its 2023 performance, we recommend that you review the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024.
2024 Annual Meeting Information
▪	Date and Time:	Tuesday, May 14, 2024, at 1:00 p.m., Pacific Time
▪	Place:	www.virtualshareholdermeeting.com/ESS2024
▪	Record Date:	Close of business on March 1, 2024
The Company will hold the Annual Meeting in a virtual-only meeting format again this year. At the Annual Meeting, we are asking our stockholders to consider and vote on the following matters:
Proposal	Board Recommendation

PROPOSAL 1: Election of Directors

▪ The Company’s Board of Directors (the “Board”) recommends a vote FOR the election of each of the following nominees to serve as directors until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified: John V. Arabia, Keith R. Guericke, Anne B. Gust, Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Angela L. Kleiman, Irving F. Lyons, III, and George M. Marcus.

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm

▪ The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

PROPOSAL 3: Advisory Vote on the Company’s Named Executive Officer Compensation

▪ The Board recommends a vote FOR the approval, on an advisory basis, of the Company’s named executive officer compensation.

ESSEX Property Trust, Inc. 2024 Proxy Statement	1

2023 Performance

Operating Growth: Reported Net Income per diluted share of $6.32 for the full year compared to $6.27 in 2022. Achieved same-property revenue and net operating income (“NOI”) growth of 4.4% and 4.3%, respectively, both exceeding the midpoint of the Company’s original guidance ranges.
4.3% Same-Property NOI Growth
Core FFO Growth: Grew Core Funds from Operations (“FFO”) per diluted share by 3.6% for the full-year 2023 and exceeded the high-end of the Company’s original guidance range.	3.6% Core FFO per diluted share Growth

Dispositions and Redemptions: Sold a non-core apartment community for an aggregate contract price of $91.7 million, recognizing a gain on sale of $54.5 million. Received $72.3 million in redemption proceeds from four preferred equity investments at a weighted average return rate of 9.1%.
$92M Dispositions
Stock Repurchases: Repurchased 437,026 shares of common stock totaling $95.7 million, including commissions, at an average price of $218.88 per share.	$96M Stock Repurchases

Operating Initiatives & Technology: The Company continued to make progress on its multi-year plan to implement new technologies and further enhance our operating platform. In 2023, the Company introduced its fully online leasing platform and piloted its “Maintenance Collections” model. Further, the Company completed the launch of its proprietary revenue management software, a technology platform with an integrated pricing and operating strategy that optimizes the Company’s unique footprint within the markets we operate. The Company expects to further optimize the pricing capabilities of the software in 2024.
Operating Enhancements

Environmental, Social, Governance (“ESG”) Matters: The Company was awarded its eighth consecutive Global Real Estate Sustainability Benchmark (“GRESB”) Green Star and fourth consecutive “A” rating for Public Disclosure. In April 2023, the Company confirmed that it met the goals outlined in the sustainability-linked pricing component of its $1.2 billion unsecured credit facility for 2022. The Company established a new set of ESG goals through 2030 and commissioned independent limited-level assurance of its environmental data. In March 2024, the Company announced its commitment to setting science-based targets through the Science Based Targets initiative (“SBTi”).
SBTi

Asset Management: In 2023, the Company completed revenue generating redevelopment on approximately 2,300 units totaling $64.2 million. In addition, the Company proceeded with its densification program in 2023 and added 13 additional dwelling units (“ADU’s”) to the portfolio. Further additions are underway and the Company continues to evaluate potential opportunities to add units within its existing portfolio.
$64M Redevelopment

Balance Sheet Management: The Company proactively secured $298.0 million in 10-year secured loans to repay the majority of its $400.0 million unsecured notes due in May 2024 at maturity. The loans were priced at an attractive 5.1% fixed rate. Additionally, net-debt-to-EBITDAre declined to 5.4x at year-end 2023, and the Company maintained ample liquidity of approximately $1.7 billion at year-end 2023 via undrawn capacity on its unsecured credit facilities, cash, and marketable securities.
5.4x Net-Debt-to- EBITDAre

Dividend Growth: The Company increased the annual dividend by 5.0% to $9.24 per common share in 2023, representing 29 years of consecutive dividend increases and continuing the Company’s long history of growing the cash dividend every year since our IPO in 1994.
5.0% Dividend Growth
Total Return: The Company generated a total return to stockholders of 22.0%, the highest of all multifamily REITs and outperforming the NAREIT Apartment Index (as defined below) total return of 5.9%.	22% Total Return
For a discussion of the calculation of Core FFO, Core FFO per share-diluted, EBITDAre, net-debt-to-EBITDAre, NOI and same-property NOI and reconciliations to the most directly comparable measures under U.S. generally accepted accounting principles (U.S. GAAP), see Appendix A.
2	ESSEX Property Trust, Inc. 2024 Proxy Statement

Long-Term Performance Charts
▪	Among the highest total returns of all public U.S. REITs in existence since our IPO in 1994.
▪	Generated a total return to stockholders of 4,703% or a 14.0% compounded annual growth rate since our IPO in 1994.

Source: SNL Financial and NAREIT
A S&P 500 DIVIDEND ARISTOCRAT ONLY APARTMENT REIT IN INDEX
7.5% CORE FFO PER SHARE CAGR(1) FROM IPO IN 1994 THROUGH 2023	6.1% DIVIDEND GROWTH CAGR FROM IPO IN 1994 THROUGH 2023E	30th CONSECUTIVE ANNUAL INCREASE IN THE ESSEX DIVIDEND ANNOUNCED IN FEBRUARY 2024
(1) For a discussion of the calculation of Core FFO, Core FFO per share-diluted, EBITDAre, net-debt-to-EBITDAre, NOI and same-property NOI and reconciliations to the most directly comparable measures under U.S. GAAP, see Appendix A.
Dividend Per Share
▪	We are an S&P 500 Dividend Aristocrat, increasing cash dividends for 29 consecutive years with 453% cumulative dividend growth since the Company’s IPO in 1994.

ESSEX Property Trust, Inc. 2024 Proxy Statement	3

Same-Property NOI and Core FFO Growth
▪	Our same-property NOI and Core FFO per share growth have exceeded our peer average by 11% and 94%, respectively, since 2007.

Same-Property NOI Growth(1)

ESS
Peer Average
84%
73%
'07
'09
'11
'13
'15
'17
'19
'21
'23

Core FFO per Share Growth(1)(2)

ESS
Peer Average
189%
95%
'07
'09
'11
'13
'15
'17
'19
'21
'23

(1)
Peer average for same-property NOI and Core FFO per share includes five multifamily REITs (Equity Residential (“EQR”), Avalon Bay Communities, Inc. (“AVB”), UDR, Inc. (“UDR”), Mid-America Apartment Communities, Inc. (“MAA”), and Camden Property Trust (“CPT”))

(2)	Includes CPT's reported Total FFO prior to 2023 and MAA's reported Total FFO prior to 2020
For a discussion of the calculation of Core FFO, Core FFO per share-diluted, EBITDAre, net-debt-to-EBITDAre, NOI and same-property NOI and reconciliations to the most directly comparable measures under U.S. GAAP, see Appendix A.
4	ESSEX Property Trust, Inc. 2024 Proxy Statement

Corporate Governance Highlights
Best Practices
The Company believes in establishing and maintaining high standards of corporate governance, and it looks to improve and implement additional corporate governance measures designed to best serve the interests of the Company and stockholders and further align the interests of the Board and management with those of our stockholders. A summary of certain of our most important corporate governance policies and practices is detailed below:

The Board is accountable to our stockholders	▪ Stockholders Annually Elect the Board of Directors Using a Majority Voting Standard
▪ 95% Three-Year Average Stockholder Approval of Named Executive Officer Compensation Pursuant to Annual Say-on-Pay Vote
▪ Proxy Access Provision in Company's Bylaws
▪ Stockholder Power to Amend Company's Bylaws
▪ No Stockholder Rights Plan (or “Poison Pill”)

Executive compensation policies closely align with stockholder interests	▪ Executive Compensation Driven by Performance
▪ No Employment Agreements
▪ Compensation Clawback Policy
▪ Director and Executive Officer Stock Ownership Guidelines
▪ No Tax Gross-Ups
▪ Annual Performance Evaluations of All Executive Officers, Board and Committees

The Board has a robust, independent leadership structure	▪ Separate Chairman and Chief Executive Officer
▪ 7 of 9 Director Nominees are Independent
▪ Lead Independent Director
▪ Regular Executive Sessions of Independent Directors

The Company is committed to ESG efforts in order to create stockholder value	▪ Annually Publish ESG Report
▪ Committed to setting science-based emissions reduction targets

▪ Formal oversight over ESG goals and Diversity, Equity and Inclusion (“DEI”) efforts by Nominating and Corporate Governance Committee (“Nominating Committee”) and formal oversight over ESG risks by Audit Committee

▪ Maintain Political Contributions Policy
▪ Significant board representation by women and ethnically diverse individuals

The Board follows practices and structures that are in the best interests of our stockholders	▪ Anti-Hedging and Pledging Policies
▪ Internal Disclosure Committee for Financial Reporting
▪ Regular Succession Planning
▪ Effective Board Risk Oversight
ESSEX Property Trust, Inc. 2024 Proxy Statement	5

Corporate Governance Policies
Code of Business Conduct and Ethics - Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. All employees receive training on the Code of Ethics.
Corporate Governance Guidelines - Our Board has adopted Corporate Governance Guidelines to monitor policy and decision making at the Board and management levels and to provide the Company’s stockholders and other interested parties with insight into the Company’s corporate governance practices.
Policy on Political Contributions - Our Board has adopted a policy on Political Contributions, which governs Company and key employees’ contributions to political action committees, officeholders and candidates.
Policy on Hedging and Pledging Essex Equity Securities - Our Board has adopted a policy governing the hedging and pledging of Essex equity securities by our officers and directors, prohibiting the hedging of Essex equity securities and strictly limiting the pledging of Essex equity securities. The Company and all officers and directors are in compliance with this policy.
Insider Trading Policy - Our Board has adopted an Insider Trading Policy applicable to all directors, officers and employees of the Company, which governs the purchase, sale, and/or other dispositions of our securities by such persons and their affiliated entities, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us.
Policy for Recovery of Erroneously Awarded Compensation - Our Board has adopted a policy governing the recovery of incentive-based compensation from our executive officers requiring forfeiture or reimbursement of incentive compensation paid or awarded to any executive officer in the case of any restatement of the financial statements.
Stock Ownership Guidelines - Our Board has adopted Stock Ownership Guidelines to align the interests of the Board and key executives with the interests of stockholders.
Human Rights Statement - Our Board has adopted a Human Rights Statement that outlines our commitments to fundamental human rights principles and labor standards.
Vendor Code of Conduct - Our Board has adopted a Vendor Code of Conduct, which aligns our vendors, contractors, consultants and professional service providers with our internal Code of Ethics.
Climate Change and Environmental Policies - Our Board has adopted a Climate Change Policy and an Environmental Policy, which outline our commitments to reducing our greenhouse gas emissions and waste streams, while increasing our resource efficiency.
Copies of these documents are available on our website at http://www.essex.com under the heading “Investors” and subheading “Corporate Governance”, or have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023, and copies will be provided to any stockholder upon written request to Ms. Anne Morrison, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403. The Company will post all amendments to, and with respect to the Code of Ethics, waivers from any provision of, these documents on its website. Please note that the information or separate reports contained on or posted to the website (including these or other referenced documents) is not incorporated by reference in, or considered part of, this proxy statement.
6	ESSEX Property Trust, Inc. 2024 Proxy Statement

ESG and Sustainability
ESG Governance
Essex remains committed and steadfast in its efforts to develop a best-in-class ESG program, an important and fundamental element of our ESG strategy. In 2023, we published our fifth annual ESG Report to summarize our significant accomplishments with respect to ESG matters as well as the status of ongoing initiatives and progress related to our goals. Further, we established a new set of ESG goals that focus our efforts on reducing our environmental impact, increasing the positive impact in our communities, and maintaining our commitment to equality. We believe these actions will benefit our Company and increase long-term stockholder value by improving the appeal of our communities to prospective and existing residents and making our Company a positive and attractive place to work.
In March 2024, we announced our commitment to setting science-based targets for our emissions reductions through the Science Based Targets initiative (“SBTi”) as we recognize the importance of reducing emissions and transparency in reporting. We hope that our commitment to SBTi will help contribute to sustainable growth for our Company and a low-carbon future for the planet.
We have a formal reporting and oversight structure for the Company’s long-term ESG strategy and goals. Our ESG Steering Committee (“ESG Committee”) is composed of key members from various departments and chaired by our Chief Administrative Officer. The ESG Committee meets approximately six times per year and is responsible for setting strategy and long-term ESG targets, and monitoring ESG performance across the Company. The ESG Committee’s targets and strategy are reported to the Nominating Committee, which formally oversees ESG strategy, goals and initiatives, including DEI efforts and ESG strategy. Our Audit Committee reviews the Company's ESG risks and mitigation strategies at least annually. Additionally, our management team regularly reports to the Nominating Committee and full Board on ESG matters.

Corporate Transparency
The Company continues to improve its transparency with respect to target metrics by incorporating the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”) into our ongoing ESG strategy. This incorporation aligns our annual reporting with standards from the TCFD and also GRI, SASB and SDGs (each defined below). Additionally, the Company completed a climate risk assessment in 2022 to detect physical and transition risks to which Essex may be exposed. The findings from the assessment are used as a framework to inform scenario planning efforts and climate change action plans for risk mitigation strategies.

TCFD Task Force on Climate-related Financial Disclosures	GRI Global Reporting Index	SASB Sustainable Accounting Standards Board	SDGs United Nations Sustainable Development Goals
More information on our ESG goals and initiatives can be found in our 2022 ESG Report, which is available on our website at www.essex.com, and in our 2023 ESG Report which we expect to make available on our website in May 2024. ESG-related information provided in our ESG reporting, including such reporting in our proxy statement, may not be “material” under the federal securities laws for SEC reporting purposes, but is instead informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.
ESSEX Property Trust, Inc. 2024 Proxy Statement	7

Company Highlights
Environmental Sustainability
In 2024, we committed to SBTi as we recognize the urgency of addressing climate change and acknowledge that reducing the greenhouse gas (“GHG”) emissions of the built environment will be critical to keeping temperature rise below the Paris Agreement threshold of 1.5C. Our newly developed energy reduction goal aims to be consistent with the Paris Agreement and set us on track for long-term GHG reduction across our portfolio.
We work to systematically reduce our GHG emissions by (i) reducing our energy consumption where possible, (ii) sourcing our energy needs from on- and off-site renewable resources, and (iii) purchasing green grid power. We install photovoltaic (PV) panels on available roof space to source as much electricity as feasible from on-site solar generation.
Our measurement and verification processes demonstrate that these projects deliver significantly improved energy savings with an investment that decreases rent increases for tenants, and with a return on investment that we believe is in the best interests of the Company and stockholders. To reduce energy, water and waste usage, we have focused on the following capital improvement projects:

(1)	Of our remaining 17 communities, 14 do not have separate recycling as sorting is completed off-site at the haulers facility and 3 are part of homeowner’s associations under tenant control.
In 2023, the Company continued to expand its sustainability efforts, including the following highlights:
▪	The Company established a new set of ESG goals which were disclosed in our 2022 ESG report.
▪
The Company received a 4-Star GRESB designation with a score of 84, ranking 2nd among the U.S. multifamily peer group. Essex's GRESB ranking earned an eighth consecutive “Green Star” recognition for its sustainability performance and an “A” rating for public disclosure.

▪
The Company earned a “B” score from CDP's 2023 Climate Change disclosure. This rating marks a significant improvement over Essex's “C” score in 2022 and reflects the Company's progress toward climate-related issues.

▪
The Company spent $4.4 million on 32 energy and water use reduction projects. These projects created a projected annual savings of $3.2 million, equating to an average return on investment of 6.6 years.

▪
The Company’s Asset Management team continued its focus on reducing energy consumption, water consumption and greenhouse gas emissions through the installation of greywater systems, LED lighting, solar panel installation, EV chargers and energy-efficient appliances, including the installation of 5 rooftop solar projects, which allow our communities to use onsite renewable energy, and the retrofitting of an additional 15 communities with LED lighting.

▪	The Company obtained 21 green certifications for existing properties, including 14 Energy Star certifications and 7 IREM Certified Sustainable Property designations.
▪	The Company was included on Newsweek’s Most Responsible Companies List for a fourth consecutive year as well as USA Today's inaugural list of America's Climate Leaders.
▪	The Company is recognized as an official partner with the U.S. Environmental Protection Agency’s ENERGY STAR program.
8	ESSEX Property Trust, Inc. 2024 Proxy Statement

Workforce Demographics

(1)	Represents executive officers as of January 1, 2024.
ESSEX Property Trust, Inc. 2024 Proxy Statement	9

Social Highlights

DEI in the Workplace	▪ The Company was recognized as a member of Bloomberg’s 2023 Gender Equality Index.

▪ The Company continued to improve its gender representation and representation of directors from ethnically diverse backgrounds on its board of directors with 56% of the directors standing for re-election at the Annual Meeting on the board identifying as female and 33% of the directors standing for re-election identifying as ethnically diverse.

▪ The Company conducts an annual gender pay equity analysis and confirmed gender pay parity for the third year in a row.

Career Development
▪ 85% of employees participated in engagement surveys conducted throughout the year. The Company scored an 8 out of 10 among surveyed employees on key drivers of employee experience, including organizational fit, meaningful work, management support, recognition and DEI.

▪ Over 20,000 training hours were provided to employees in 2023 to support career development.
▪ 13% of employees were promoted to higher positions within the Company.

Health & Wellness	▪ The Company received the Welcoa Well Workplace Gold Award.
▪ The Company was recognized as a Healthiest Employers Finalist for the third consecutive year.

$104,690 TOTAL 2023 SPEND IN EXCELLENCE AWARDS	$296,767 TOTAL 2023 SPEND IN SPOT BONUSES	$124,378 TOTAL 2023 SPEND IN STRETCH BONUSES	$444,000 TOTAL 2023 SPEND IN TENURE BONUSES
10	ESSEX Property Trust, Inc. 2024 Proxy Statement

PROXY STATEMENT
2024 Annual Meeting of Stockholders
Tuesday, May 14, 2024
ESSEX PROPERTY TRUST, INC.
1100 Park Place, Suite 200
San Mateo, California 94403
Information Concerning Solicitation and Voting
This proxy statement is furnished to the holders of the outstanding shares of common stock, par value $.0001 per share (the “Common Stock”), of Essex Property Trust, Inc., a Maryland corporation (the “Company” or “Essex”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for exercise at the virtual 2024 Annual Meeting to be held online on May 14, 2024 at 1:00 p.m., Pacific Time, at www.virtualshareholdermeeting.com/ESS2024, and any postponement or adjournment thereof.
This proxy statement and the accompanying notice of annual meeting, proxy card and 2023 Annual Report to Stockholders are first being made available to stockholders on or about March 28, 2024.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2024.
The proxy statement, notice of annual meeting, proxy card, and 2023 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/297178.
Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet, instead of mailing paper copies to each stockholder. Accordingly, on or about March 28, 2024, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice, containing instructions on how to access our proxy materials and 2023 Annual Report to Stockholders and how to vote. The Notice is not itself a proxy and cannot itself be used to vote your shares. If you received only a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice. Some stockholders may, if they have so requested previously, receive these materials via email or receive paper copies by mail.
How to Participate in the Annual Meeting
The Annual Meeting will again be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 1, 2024 (the “Record Date”) or if you hold a valid proxy for the Annual Meeting.
You will be able to participate in the Annual Meeting online and all verified stockholders will be able to submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ESS2024. To participate in and/or ask questions at the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the Proxy Materials, on your proxy card, or on the instructions from your broker that accompanied your proxy materials. Questions may be submitted throughout the Annual Meeting via the question box provided on the webpage and may be addressed by the Company prior to the conclusion of voting. The Company will answer stockholder questions directly related to the business conducted at the Annual Meeting, as determined by the Chairman of the Board.
You may access copies of the Company’s proxy statement and annual report by visiting www.proxyvote.com.
The meeting will begin promptly at 1:00 p.m., Pacific Time, on May 14, 2024. Online access will begin at 12:45 p.m., Pacific Time, and we encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the VSM Shareholder Meeting Basic Support Line - TFN: 844-986-0822 / International: 303-562-9302.
ESSEX Property Trust, Inc. 2024 Proxy Statement	11

Who Can Vote
You are entitled to vote if you were a holder of record of Common Stock as of the close of business on March 1, 2024 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present during the virtual meeting or represented by a valid proxy. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Voting Procedures
Stockholders of record as of the Record Date are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. If you choose not to attend the Annual Meeting virtually, you may still authorize your proxy via the Internet or by telephone until 11:59 p.m. Eastern Time, on May 13, 2024, or by completing, signing, dating and returning a proxy card. The instructions for how to authorize your proxy are located on your Notice of Internet Availability of the Proxy Materials, on your proxy card, or on the instructions from your broker that accompanied your proxy materials.
The presence at the Annual Meeting, virtually or by proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for purposes of the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each proposal. As of the Record Date, there were 64,206,278 shares of Common Stock outstanding.
If your shares are held in the name of a broker, you should receive a voting instruction form from your broker. Your broker will vote your shares in the manner you timely indicate pursuant to the voting instruction form. If you do not timely indicate your voting instructions to your broker, the broker will not be permitted to vote your shares at the Annual Meeting on Proposal No. 1 (election of directors), or Proposal No. 3 (advisory vote to approve the Company’s named executive officer compensation) because such proposals are not routine matters under the New York Stock Exchange (“NYSE”) rules. However, your broker may in its discretion vote your shares on Proposal No. 2 (ratification of KPMG LLP) if you do not timely indicate voting instructions on that proposal because the proposal is a routine matter under the NYSE rules.
Counting of Votes
Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., a vote that is not cast on a non-routine manner by a broker that is present (virtually or by proxy) at the Annual Meeting because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner) will be counted as shares that are present for purposes of determining the presence of a quorum.
With respect to Proposal No. 1 (election of directors), our Seventh Amended and Restated Bylaws (the “Bylaws”), include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR” or “AGAINST” each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the holders of shares present virtually or represented by proxy and entitled to vote, assuming a quorum is present at the Annual Meeting. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes “AGAINST” as to that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes, if any, will not count as votes cast as to a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.
In accordance with our Bylaws, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board. The Nominating Committee will then make a determination as to whether to accept or reject the offer of resignation and will submit such recommendation for consideration by the Board. Generally within 90 days after certification of the election results of the stockholder vote, we will publicly disclose the decision regarding any offer of resignation in a filing of a Current Report on Form 8-K with the SEC or by other public announcement. If a director’s offer to resign is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier death, resignation, retirement or removal.
Approval of each of Proposals No. 2 (ratification of KPMG LLP) and No. 3 (advisory vote to approve the Company’s named executive officer compensation) requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting, assuming a quorum is present at the Annual Meeting. For purposes of the votes on Proposals No. 2 and No. 3, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote on such proposals.
12	ESSEX Property Trust, Inc. 2024 Proxy Statement

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given on a properly executed proxy card, in accordance with the recommendation of the Board, as set forth below.
Board Recommendations
The Board recommends that stockholders vote:
▪	FOR the election of the Board’s nominees named herein;
▪	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
▪	FOR the approval, on an advisory basis, of the Company’s named executive officer compensation.
The Company does not presently know of any other business that may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon in their discretion.
No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company, to the attention of Ms. Anne Morrison, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.
Solicitation of Proxies
The Company will bear all costs of soliciting proxies for the Annual Meeting. These costs include the expense of preparing and furnishing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to stockholders. The Company may conduct solicitation of proxies personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.
Email Access to Proxy Materials
Stockholders who previously elected to receive the proxy statement and the 2023 Annual Report to Stockholders over the Internet will be receiving an email on or about March 28, 2024, with information on how to access stockholder information and instructions for authorizing a proxy over the Internet. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the printing and mailing of materials.
Stockholders of record wishing to receive future stockholder materials via email may elect this option by following the instructions provided when voting over the Internet at http://www.proxyvote.com. Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an email notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind such instructions. Internet access does not have to be elected each year. Stockholders who elected to receive the proxy statement electronically over the Internet and who would now like to receive a paper copy of the proxy statement so that they may submit a paper proxy in lieu of an electronic proxy should contact either their broker or the Company.
ESSEX Property Trust, Inc. 2024 Proxy Statement	13

Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of “householding” Notices of Internet Availability of Proxy Materials or proxy statements and annual reports, as applicable. This means that only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of each applicable document to any stockholder who contacts the Company’s investor relations department by written request to the Company at Attn: Investor Relations, 1100 Park Place, Suite 200, San Mateo, California 94403 or by telephone at (650) 655-7800 requesting such copies. If a stockholder is receiving multiple copies at the stockholder’s household and would like to receive a single copy for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the applicable document.
14	ESSEX Property Trust, Inc. 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock, (ii) each director, each director nominee, and each of the named executive officers named in the Summary Compensation Table below, and (iii) all directors and executive officers as a group. As of the Record Date, there were 64,206,278 shares of Common Stock outstanding.
Beneficial ownership in the following table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying long term incentive plan units (“LTIP Units”), which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise stated, the address of all directors and executive officers is c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding(2)
Incumbent Directors and Named Executive Officers
George M. Marcus(3)	1,943,633	2.95%
Michael J. Schall(4)	291,849	*
Keith R. Guericke(5)	100,477	*
Angela L. Kleiman(6)	85,700	*
Adam W. Berry(7)	61,969	*
Barb M. Pak(8)	31,785	*
Thomas E. Robinson(9)	28,797	*
Irving F. Lyons, III(10)	25,911	*
Amal M. Johnson(11)	20,211	*
Byron A. Scordelis(12)	14,720	*
Anne Morrison(13)	12,397	*
Mary Kasaris(14)	11,930	*
Maria R. Hawthorne(15)	8,017	*
Rylan Burns(16)	2,971	*
John V. Arabia(17)	2,500	*
Anne B. Gust	—	*
All incumbent directors and executive officers as a group (15 persons)(18)	2,580,898	3.90%
5% or greater stockholders
The Vanguard Group, Inc.(19) 100 Vanguard Blvd. Malvern, PA 19355	10,216,493	15.9%
BlackRock, Inc.(20) 55 East 52nd Street New York, NY 10055	6,467,763	10.1%
State Street Corporation(21) One Lincoln Street Boston, MA 02111	5,848,957	9.1%
*	Less than 1%.
ESSEX Property Trust, Inc. 2024 Proxy Statement	15

(1)
Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “operating partnership” or “EPLP”), which as of March 1, 2024 aggregated to approximately a 3% limited partnership interest. As of March 1, 2024, the Company had an approximately 97% general partnership interest in the operating partnership. The limited partners of the operating partnership share with the Company, as general partner, in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests can be exchanged into shares of Common Stock.

(2)
With respect to shares of Common Stock, assumes the exchange of the limited partnership interests (including LTIP Units) in the operating partnership and in other entities (such as DownREITs) held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of Common Stock and is based on 64,206,278 shares of Common Stock outstanding as of the Record Date. If all outstanding director and officer limited partnership interests (including LTIP Units) in the operating partnership, and vested options, were exchanged for shares of Common Stock that would result in an additional 2,258,812 outstanding shares of Common Stock.

(3)
Includes 960,154 shares of Common Stock that may be issued upon the exchange of Mr. Marcus’ limited partnership interests in the operating partnership and certain other partnerships. Includes 301,597 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the operating partnership held by the Marcus & Millichap Company (“MMC”) and Essex Portfolio Management Company (“EPMC”) as well as 66,575 shares of Common Stock that may be issued upon the exchange of all DownREIT interests held by MMC Investments, LLC (“MMCI”) and 234,306 shares of Common Stock that may be issued upon the exchange of all DownREIT interests held by SAC Redwood City Venture, LLC (“SACRCV”). Also includes 137,000 shares of Common Stock held by MMC, 31,141 shares of Common Stock held in the Marcus & Millichap Company 401(k) Plan (the “MMC 401(k) Plan”), 18,000 shares held by the MMC Foundation, and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of MMC, EPMC, and MMCI and may be deemed to own beneficially, and to share the voting and dispositive power of 773,419 shares of Common Stock (including shares issuable upon exchange of limited partnership or DownREIT interests). Mr. Marcus disclaims beneficial ownership of (i) all shares and limited partnership or DownREIT interests held by MMC, the MMC Foundation and MMCI, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. In connection with a loan facility led by Comerica Bank, MMC has pledged to Comerica 125,574 shares of Common Stock.

(4)
Includes 97,579 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the operating partnership. Also includes 3,614 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), 116,303 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 23,363 shares that may be issued in exchange for LTIP Units. The aforementioned shares and limited partnership interests in the operating partnership, except for the shares held for his benefit in the Essex 401(k) plan and shares directly held by Mr. Schall’s spouse, are held in a family partnership in which Mr. Schall and Ann Schall are the majority partners. Mr. Schall disclaims beneficial ownership of 43,276 shares that may be issued upon the exchange of limited partnership interests in the operating partnership; 10,361 shares that may be issued in exchange for LTIP Units; and 25,738 shares of Common Stock.

(5)
Includes 66,519 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the operating partnership. Also includes 8,425 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. In connection with a loan obtained from Morgan Stanley, Mr. Guericke has pledged to Morgan Stanley 25,101 shares of Common Stock.

(6)
Includes 7,500 shares of Common Stock that may be issued upon the exchange of all of Ms. Kleiman’s limited partnership interests in the operating partnership. Includes 61,095 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 3,831 shares that may be issued in exchange for LTIP Units.

(7)
Includes 9,000 shares of Common Stock that may be issued upon the exchange of all of Mr. Berry’s limited partnership interests in the operating partnership. Also includes 40,889 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 7,331 shares that may be issued in exchange for LTIP Units.

(8)	Includes 25,302 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(9)
Includes 25,143 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 3,654 shares of Common Stock held in family trusts as to which Mr. Robinson has the power to dispose and vote the shares.

(10)	Includes 17,341 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(11)
Includes 17,711 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 500 shares of Common Stock held in family trust as to which Ms. Johnson has the power to dispose and vote the shares.

(12)
Includes 11,078 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 2,425 shares of Common Stock held in family trusts as to which Mr. Scordelis has the power to dispose and vote the shares.

(13)	Includes 10,076 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(14)
Includes 10,310 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. 450 shares are held in a family trust as to which Ms. Kasaris has the power to dispose and vote the shares.

(15)	Includes 6,130 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(16)	Includes 859 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(17)	2,500 shares of Common Stock held in family trust as to which Mr. Arabia has the power to dispose and vote the shares.
(18)
Includes 1,750,171 shares of Common Stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the operating partnership and certain other partnerships and 309,773 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 27,194 shares that may be issued in exchange for LTIP Units.

(19)
As reported on a Schedule 13G/A filed February 13, 2024, The Vanguard Group, Inc. stated that it has shared voting power over 134,090 shares, sole dispositive power over 9,891,593 shares and shared dispositive power over 324,900 shares.

(20)	As reported on a Schedule 13G/A filed January 24, 2024, BlackRock, Inc. stated that it has sole voting power over 5,941,936 shares and sole dispositive power over 6,467,763 shares.
(21)	As reported on a Schedule 13G/A filed January 30, 2024, State Street Corporation stated that it has shared voting power over 4,053,555 shares and shared dispositive power over 5,838,036 shares.
16	ESSEX Property Trust, Inc. 2024 Proxy Statement

PROPOSAL 1
Election of Directors
At the Annual Meeting, the following individuals are each nominated for election as directors to serve until the annual meeting of stockholders in 2025 and until their successors are duly elected and qualified: John V. Arabia, Keith R. Guericke, Anne B. Gust, Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Angela L. Kleiman, Irving F. Lyons, III, and George M. Marcus. Each of the nominees is currently a director of the Company. Each of the nominees has consented, if elected as a director of the Company, to serve until his or her term expires.
The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event that any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board, or the Board, on the recommendation of the Nominating Committee, may reduce the size of the Board and the number of nominees.
The Board unanimously recommends that the stockholders vote “FOR” the election of all nominees named above.
ESSEX Property Trust, Inc. 2024 Proxy Statement	17

Information Regarding 2024 Director Nominees
The following table and charts set forth information as of the Record Date with respect to the incumbent directors who are standing for re-election at the Annual Meeting. Each of Thomas E. Robinson, Byron A. Scordelis and Michael J. Schall, current directors of the Company, are not standing for re-election at the Annual Meeting. Effective as of May 14, 2024, the composition of the committees will be as shown below. Mr. Robinson currently serves on the Audit Committee and Mr. Scordelis currently serves on the Nominating Committee, and each will no longer serve on such committees effective as of May 14, 2024.
			Committee Memberships
Director Nominees	Age	Director Since	Audit	Compensation	Nominating
John V. Arabia INDEPENDENT Board Director	54	2024
Keith R. Guericke NON-INDEPENDENT Vice Chairman of the Board	75	1994
Anne B. Gust INDEPENDENT Board Director	65	2024
Maria R. Hawthorne INDEPENDENT Board Director	64	2020
Amal M. Johnson INDEPENDENT Board Director	71	2018
Mary Kasaris INDEPENDENT Board Director	68	2018
Angela L. Kleiman NON-INDEPENDENT Chief Executive Officer and President	53	2022
Irving F. Lyons, III INDEPENDENT Lead Independent Director	74	2014
George M. Marcus INDEPENDENT Chairman of the Board	82	1994
   Member
   Chairperson
   If elected at the Annual Meeting, John V. Arabia will join the Audit Committee and Anne B. Gust will join the Audit and Nominating Committees effective May 14, 2024.

18	ESSEX Property Trust, Inc. 2024 Proxy Statement

Board Experience and Skills
The following Experience and Skills Matrix summarizes the qualifications and experience of our nine director nominees. Messrs. Robinson, Schall and Scordelis have been omitted, as they are not standing for re-election. For additional information on our nominees, see “Proposal 1: Election of Directors” beginning on page 17.

The charts presented below represent a snapshot of skills information regarding the proposed composition of the Board following the Annual Meeting, assuming the election of the nine director nominees.

ESSEX Property Trust, Inc. 2024 Proxy Statement	19

2024 Director Nominees
Certain biographical information about the director nominees is furnished below, highlighting each director nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that each should serve as a director.

Experience & Education:
▪ Joined the Essex Board in January 2024
▪ Served as President and Chief Executive Officer of Sunstone Hotel Investors, Inc. (NYSE: SHO) from 2015 to 2021, and previously served as President from 2013 to 2015 and Chief Financial Officer and EVP of Corporate Strategy from 2011 to 2013
▪ Previously served as Managing Director of Green Street Advisors’ real estate research team after joining Green Street in 1997
▪ Before Green Street, served as Consulting Manager at EY Kenneth Leventhal in the firm’s west coast lodging consulting practice
▪ Received a Bachelor of Science degree in Hotel Administration from Cornell University, earned his Certified Public Accountant certification from the State of Illinois and holds a Master of Business Administration in Real Estate/Accounting from the University of Southern California
Memberships:
▪ Former Member, Board of Directors of Sunstone Hotel Investors, Inc. (NYSE: SHO)
▪ Former Member, Board of Directors and Investment and Oversight Committee, and Former Chair of the Nominating and Corporate Governance Committee of Education Realty Trust, Inc. (NYSE: EDR)
Qualifications and Expertise Highlights:
▪ Extensive knowledge and experience in real estate development, management and hospitality

Experience & Education:
▪ Vice Chairman of the Essex Board
▪ President and Chief Executive Officer of Essex from 1988 through 2010
▪ Joined Essex’s predecessor in 1977 to focus on investment strategies and portfolio expansion
▪ Prepared Essex for its IPO in 1994
▪ Began career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise
▪ Bachelor of Science degree in Accounting from Southern Oregon College
Memberships:
▪ Member, Board of Directors of Century Communities, Inc. (NYSE: CCS)
▪ Former Member, Nareit
▪ Former Member, Board of Directors of American Residential Properties, Inc.
Qualifications and Expertise Highlights:
▪ Over 40 years with the Company and former CEO of Essex
▪ Extensive knowledge of the real estate industry
▪ Strong relationships with Essex’s executives and with executives and senior management at real estate companies throughout the United States

*	As of May 14, 2024
20	ESSEX Property Trust, Inc. 2024 Proxy Statement

Experience & Education:
▪ Joined the Essex Board in January 2024
▪ Served as Special Counsel to the Governor of the State of California from 2011 to 2019, after serving as Special Counsel to the Attorney General of the State of California from 2007 to 2011
▪ Served in various legal and management roles at The Gap, Inc. (NYSE: GPS) from 1991 to 2005, including as Executive Vice President and Chief Administrative Officer from 2000 to 2005 and prior to that, as General Counsel and Corporate Secretary
▪ Previously was an attorney at the law firms of Orrick, Herrington & Sutcliffe LLP and Brobeck, Phleger & Harrison LLP
▪ Received a Bachelor of Arts from Stanford University and earned a Juris Doctor degree from the University of Michigan
Memberships:
▪ Former Member, Board of Directors of Jack in the Box Inc. (NASDAQ: JACK)
Qualifications and Expertise Highlights:
▪ Extensive legal and administrative experience advising large corporations
▪ Strong experience with California legislative process

Experience & Education:
▪ Joined Essex’s Board in March 2020
▪ Previously held various positions of escalating responsibility at PS Business Parks since joining in 1994 until its acquisition by affiliates of Blackstone Real Estate in July 2022, including Interim Chief Operating Officer from January 2022 to July 2022, President and Chief Executive Officer from August 2015 through August 2020, Acting Chief Financial Officer from September 2017 to September 2018, and Chief Administrative Officer from July 2013 to August 2015
▪ General Manager, Leasing Director and Property Manager at American Office Park Properties from 1988 to 1994
▪ Received Bachelor of Arts degree in International Relations from Pomona College
Memberships:
▪ Member, Board of Directors and Audit Committee of ASGN, Incorporated (NYSE: ASGN)
▪ Former Member, Executive Board of Nareit
Qualifications and Expertise Highlights:
▪ Extensive experience in management with publicly traded real estate companies

*	As of May 14, 2024
ESSEX Property Trust, Inc. 2024 Proxy Statement	21

Experience & Education:
▪ Joined Essex’s Board in February 2018
▪ Executive Chairperson of Author-it Software Corporation from March 2012 to October 2016
▪ Chairperson of MarketTools, Inc. from August 2008 to January 2012 and Chief Executive Officer from March 2005 to August 2008
▪ Venture Partner at ComVentures L.P. from April 2004 to March 2005
▪ General Partner at Lightspeed Venture Partners from March 1999 to March 2004
▪ Held various management positions at Baan Supply Chain Solutions and its affiliates, including:
–  President of Baan Supply Chain Solutions from January 1998 to December 1998
–  President of Baan Affiliates from January 1997 to December 1997
–  President of Baan Americas from October 1994 to December 1996
▪ President of ASK Manufacturing Systems from August 1993 to July 1994
▪ Held executive positions at IBM from 1977 to June 1993
▪ Received Bachelor of Science degree in Mathematics from Montclair State University and studied computer science at Stevens Institute of Technology Graduate School of Engineering
Memberships:
▪ Member, Board of Directors of Intuitive Surgical Inc. (NASDAQ: ISRG)
▪ Former Member, Board of Directors of CalAmp Corp. (NASDAQ: CAMP)
▪ Former Member, Board of Directors of Mellanox Technologies, Ltd. (acquired by Nvidia Corporation (NASDAQ: NVDA)
Qualifications and Expertise Highlights:
▪ Extensive knowledge of technology, management and operations in both public and private companies

Experience & Education:
▪ Joined Essex’s Board in September 2018
▪ Previously served as Senior Executive Managing Director at First Republic Bank from 2021 until 2023, which was acquired by JPMorgan Chase Bank in 2023, after serving as Regional Managing Director for the San Francisco Bay Area’s Peninsula/Silicon Valley Region from 1996 until 2021, and served on First Republic Bank’s Executive Loan Committee
▪ Held various positions at Bank of America, including Head of Private Banking in the Peninsula/Silicon Valley Region
▪ Holds a Master of Business Administration from Golden Gate University and a Bachelor of Science degree from the University of California, Berkeley
Memberships & Honors:
▪ Former Member, Board of Directors of The Elios Charitable Foundation
▪ Honored as one of the 100 Most Influential Women in 2016 by the San Francisco Business Times
Qualifications and Expertise Highlights:
▪ Significant experience in real estate, lending and finance matters

22	ESSEX Property Trust, Inc. 2024 Proxy Statement

Experience & Education:
▪ Chief Executive Officer and President of Essex
▪ Chief Operating Officer and Senior Executive Vice President of Essex from January 2021 to March 2023
▪ Chief Financial Officer and Executive Vice President of Essex from October 2015 to December 2020
▪ Prior to joining Essex in 2009, Ms. Kleiman was a Senior Equity Analyst and Vice President of Investor Relations at Security Capital, where she was responsible for over $2 billion of the firm’s REIT investments and all client communications. As a Vice President with J.P. Morgan Real Estate & Lodging Investment Banking Group, Ms. Kleiman advised senior management and boards in strategic business platforms and capital markets transactions. Ms. Kleiman began her career in real estate development management in 1991.
▪ Received Bachelor of Science degree from Northwestern University
▪ Received Master of Business Administration from Kellogg School of Management of Northwestern University
Memberships:
▪ Member, Board of Directors of Rexford Industrial Realty, Inc. (NYSE: REXR)
▪ Member, Nareit
▪ Member, National Multifamily Housing Council
Qualifications and Expertise Highlights:
▪ Extensive knowledge of investment, financial and operating matters of Essex
▪ Responsible for overall transaction management including leading negotiations of the merger agreement, pricing/valuations and joint venture equity originations in connection with the merger with BRE Properties, Inc., which was successfully completed in April 2014
▪ Grew Essex’s Private Equity platform from $750 million to $3 billion in gross assets as head of the Private Equity Group of Essex
▪ Led transformation of Company balance sheet, achieving rating upgrades to BBB+ from S&P and Baa1 from Moody’s

ESSEX Property Trust, Inc. 2024 Proxy Statement	23

Experience & Education:
▪ Vice Chairman of Prologis, Inc. (NYSE: PLD) from 2001 through May 2006
▪ Chief Investment Officer of Prologis, Inc. from March 1997 to December 2004
▪ Former Managing Partner, Kings & Lyons, a San Francisco Bay Area industrial real estate development and management company
▪ Holds a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley
Memberships:
▪ Former Member, Board of Directors of Equinix, Inc. (NASDAQ: EQIX)
▪ Lead Director, Board of Directors of Prologis, Inc.
▪ Former Member and Chairman, Board of Directors of BRE Properties, Inc. (acquired by Essex in 2014)
Qualifications and Expertise Highlights:
▪ Management and investment experience with publicly traded real estate companies
▪ Extensive involvement in Bay Area real estate development and management

Experience & Education:
▪ Founder and Chairman of Essex and Essex’s predecessor
▪ Founded Greater Bay Bancorp with other original founders (acquired by Wells Fargo & Company in 2007)
▪ Founder of The Marcus & Millichap Company, the parent company of a diversified group of real estate service, investment and development firms including SummerHill Housing Group, Pacific Urban Investors, and Meridian Property Company
▪ Received Bachelor of Science degree in Economics from San Francisco State University
▪ Graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program
Memberships & Honors:
▪ Chairman, Board of Directors of Marcus & Millichap Company
▪ Co-Chairman, Board of Directors of Marcus & Millichap, Inc. (NYSE: MMI)
▪ Member, Real Estate Roundtable of the University of California, Berkeley, Fisher Center for Real Estate & Urban Economics at the University of California, Berkeley and the Urban Land Institute
▪ Honored as Alumnus of Millennium by San Francisco State University in 1999, and received honorary doctorate degrees from San Francisco State University and American College of Greece
▪ Inducted into the Bay Area Council's Business Hall of Fame in 2022
Qualifications and Expertise Highlights:
▪ Extensive knowledge of Essex as its Founder
▪ Brings outstanding leadership and vision to Essex
▪ Extensive knowledge of and network within the real estate industry

24	ESSEX Property Trust, Inc. 2024 Proxy Statement

Board and Corporate Governance Matters
Meetings of the Board of Directors
During 2023, the Board held four formal meetings. Each director attended (whether in person, virtually, or telephonically) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he or she served. In 2023, the Board had three key standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. From time to time, the Board also utilizes an Executive Committee.
Annual Meeting of Stockholders
The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. All of the Company’s incumbent directors who were serving on the Board at such time attended the 2023 annual meeting of stockholders.
Committees of the Board of Directors
AUDIT COMMITTEE
Members: Mary Kasaris (Chair), Maria R. Hawthorne and Thomas E. Robinson
Number of Meetings in 2023: 5
Independence under NYSE Rules: Yes, all members
▪
Oversees the financial accounting and reporting processes of the Company, including (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants.

▪
Recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed and reviews the compensation of the auditors.

▪	Reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports.
▪
Monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and reviews any complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

▪	Oversees enterprise level risk management with a goal of monitoring financial risk exposures, ESG risks, as well as cyber-related risks faced by the Company.
▪
Reviews cyber risks with senior management at every Audit Committee meeting. The Company has not had any material cyber breaches nor incurred any material expenses in connection with cyber breaches since 2016.

▪	Operates under a written charter, which may be viewed at the Company’s website at http://www.essex.com.
▪	The Board has determined that all Audit Committee members:
▪
are “audit committee financial experts” in accordance with SEC regulations and meet the independence, experience and financial literacy requirements of the NYSE and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

▪	have no financial or personal ties to the Company (other than the director compensation and equity ownership described in this proxy statement); and
▪	are financially literate.
▪	The Board has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees.
ESSEX Property Trust, Inc. 2024 Proxy Statement	25

COMPENSATION COMMITTEE
Members: Amal M. Johnson (Chair), Irving F. Lyons, III and Mary Kasaris
Number of Meetings in 2023: 3
Independence under NYSE Rules: Yes, all members
▪	Establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers.
▪
Reviews and approves the level of compensation of the CEO and other executive officers of the Company. The Compensation Committee retained Mercer LLC (“Mercer”) in its capacity as an independent compensation consultant to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs in 2023. Additional information concerning Mercer and its services is set forth under “Executive Compensation – Compensation Discussion and Analysis.”

▪
Reviews and advises the Board concerning the performance of the CEO and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time.

▪	Administers the Company’s 2018 Stock Award and Incentive Compensation Plan (the “Incentive Award Plan”).
▪	Oversees the administration of the Company's compensation recovery policy.
▪	Operates under a written charter which may be viewed at http://www.essex.com.
▪
The Board has delegated authority to the CEO to grant equity awards under the Incentive Award Plan to Company employees (other than executive officers) in accordance with guidelines as to the number of options and/or restricted stock to be granted to particular categories of employees. The CEO is to report all grants of equity awards made pursuant to this delegation to the Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Members: Irving F. Lyons, III (Chair), Amal M. Johnson and Byron A. Scordelis
Number of Meetings in 2023: 3
Independence under NYSE Rules: Yes, all members
▪	Assists the Board in selecting nominees for election to the Board, monitors the composition of the Board and advises the Board on candidates for the position of CEO.
▪
Considers and makes recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. While there is no formal process for consideration of stockholder recommendations, the Nominating Committee believes that the informal process allows for sufficient consideration of any proposed nominees. The Nominating Committee periodically reviews whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by following the procedures set forth below under the heading “Deadline for Receipt of Stockholder Proposals.”

▪	Operates under a written charter which may be viewed at http://www.essex.com.
▪
In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, along with experience in business, finance, administration and/or corporate governance, including as a current or former officer, board member or senior executive of a publicly held company, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, the diversity (including with respect to gender, age, race, culture and skillset) that the candidate would bring to the Board, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria, including with respect to nominees recommended by a stockholder.

▪
Reviews current trends and practices in corporate governance, including regular updates from management on ESG initiatives, including the Company’s DEI efforts and ESG strategy, and recommends to the Board the adoption of programs pertinent to the Company. Oversees engagement with stockholders, including on ESG matters.

26	ESSEX Property Trust, Inc. 2024 Proxy Statement

THE EXECUTIVE COMMITTEE
Members: George M. Marcus (Chair), Keith R. Guericke, Irving F. Lyons, III and Angela L. Kleiman (as of September 2023)
Number of Meetings in 2023: 0
▪
Has such authority as is delegated by the Board, including, but not limited to, the power, within certain parameters, to authorize the execution of certain contracts and agreements with unaffiliated parties, including, with respect to the acquisition, development and disposition of certain of the Company’s investments.

Lead Independent Director; Board Leadership Structure and Role in Risk Management
The Board has designated, in accordance with NYSE corporate governance listing standards, Irving F. Lyons, III as the lead independent director. The Company’s non-management directors meet at regularly scheduled executive sessions, without management, at which Mr. Lyons presides.
The Company has maintained a leadership structure of different individuals serving as Chairman and Chief Executive Officer since its initial public offering in 1994 in recognition of the differences between the two roles. The responsibility of the Chief Executive Officer is to oversee the day-to-day execution of the Company’s business strategy. The Chairman is responsible for effectively leading the Board in providing oversight and direction to the Company's management. This separation of the roles of Chairman and Chief Executive Officer allows for greater oversight of the Company by the Board. The Chairman is Mr. Marcus, who is a founder of the Company and has a significant ownership interest. Mr. Marcus has extensive knowledge of the Company and the real estate industry, and the Company believes that because of his background and experience, he is able to serve as an effective Chairman. Mr. Marcus is involved in many other business and philanthropic activities. Ms. Kleiman's responsibility as the Company's Chief Executive Officer is to oversee the day-to-day execution of the Company's business strategy. The Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the unique skills and experience of Mr. Marcus and Ms. Kleiman.
With respect to the Board’s role in the risk oversight of the Company, the Board conducts an annual review of enterprise level risks, including ESG and cyber risks, and mitigation strategies. Additionally, the Board has promulgated internal Company policies that set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without any such prior Board approval. These Board policies cover transactions in the following areas: financings, acquisition, development, redevelopment, dispositions, other investments and general corporate activities. Generally, these policies set forth a specified dollar threshold and if a transaction exceeds that threshold, the prior approval of the Board or a committee of the Board is required. By requiring the prior approval of larger transactions, which generally may involve more risk to the Company simply due to the transaction size, the Board seeks to provide risk oversight of the Company. The Board has promulgated a corporate investment policy that establishes guidelines with respect to investment of the Company’s funds; such guidelines cover the required qualifications of outside investment managers and the types and concentration limits of investment securities that are authorized for investment. The Compensation Committee has determined that the pay policies and practices of the Company are not reasonably likely to have a material adverse effect on the Company. Also, related party transactions are generally reviewed by the Audit Committee. See “Certain Relationships and Related Person Transactions – Policies and Procedures with Respect to Related Person Transactions.”
Upon the recommendation of the Nominating Committee, the Board nominated the following incumbent directors for election at the Annual Meeting: Mr. Arabia, Mr. Guericke, Ms. Gust, Ms. Hawthorne, Ms. Johnson, Ms. Kasaris, Ms. Kleiman, Mr. Lyons, and Mr. Marcus. Each of Mr. Robinson, Mr. Schall, and Mr. Scordelis are not standing for re-election at the Annual Meeting.
Director Independence
Under independence standards established by the Board, which reflect the NYSE director independence standards as currently in effect, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence.
The Board has determined that the following directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the NYSE: John V. Arabia, Anne B. Gust, Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson and Byron A. Scordelis. This represents nine of our twelve current directors and seven of our nine director nominees. Mr. Guericke, Ms. Kleiman (our President and Chief Executive Officer) and Mr. Schall (our former President and Chief Executive Officer who is not standing for re-election at the Annual Meeting) are the only current directors who are not independent.
ESSEX Property Trust, Inc. 2024 Proxy Statement	27

In determining the independence of Mr. Marcus, the Board considered the matters that refer to Mr. Marcus set forth under “Certain Relationships and Related Person Transactions” below. The Board also considered the directors’ ownership of Essex equity securities and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.
Director Tenure and Board Refreshment
Led by our Nominating Committee, our Board seeks to maintain a board that, taken as a whole, has the objectivity, diversity and mix of skills, reputation and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks, as well as the knowledge, ability and independence to deliver the high standard of governance expected by our stockholders. The Nominating Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured members. In 2017, the Nominating Committee initiated a plan focused on board refreshment, with a specific focus on expanding the diversity of the Board based on gender, experience and expertise. Since then, the Company has accomplished the following:
▪	Reduced long-tenured Board members, with 77% of our director nominees serving for ten years or less.
▪
Increased diversity in gender, ethnicity, experience and expertise with the addition of five board members who are women, Mary Kasaris and Amal Johnson in 2018, Maria Hawthorne in 2020, Angela Kleiman in 2022, and Anne Gust in 2024, three of whom are from ethnically diverse backgrounds, and expanded expertise in the technology sector.

The Board is also mindful that director tenure can be relevant to the Board’s performance. In this regard, the Board consists of longer-serving directors with significant experience and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management.
In particular, the Board believes that Messrs. Marcus and Guericke, who have held various positions of senior leadership in the Company since its initial public offering in 1994, are a significant strength of the Board. Under their combined leadership, the Company has generated one of the highest total stockholder returns in the REIT industry over that period. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members.
Director Evaluations
The Board and each committee of the Board conduct an annual self-evaluation of their respective performance to assess whether it, its directors, and its standing committee are functioning effectively. Each director is also asked to provide, on an annual basis, individual assessments, feedback on the competencies and skills of other directors, and feedback on Board effectiveness. The focus of the assessments, which in 2023 included both written questionnaires and interviews, is on the contribution of the Board to the Company as a whole, each individual director’s competencies, skills, and contribution to the work of the Board and its committees, and areas in which the Board and/or management believes improvement may be desirable. The results of the self-evaluations, with an assessment of the Board’s performance, are summarized and discussed with the Nominating Committee and the full Board. Since 2022, the Nominating Committee, in consultation with the Lead Director, has periodically engaged a third party to participate in the evaluation process.
Stockholder Nominees-Proxy Access
The Company’s stockholders possess the right to nominate candidates to the Board through proxy access provisions of the Bylaws. The Company’s Bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the outstanding shares of Common Stock continuously for at least the prior three years, to nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of stockholders, director nominees constituting up to the greater of two individuals or 20% of the Board (rounding down to the closest whole number), all subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws. The foregoing is a summary of Section 2.13 of the Bylaws and is qualified in its entirety by the text of that section. For additional information, see “Deadline for Receipt of Stockholder Proposals – Proxy Access Nominations.”
28	ESSEX Property Trust, Inc. 2024 Proxy Statement

Stockholder Power to Amend Bylaws
The Bylaws also permit the stockholders of the Company to amend the Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, pursuant to a binding proposal submitted by any stockholder or group of up to five stockholders holding at least one percent of the outstanding shares of Common Stock for at least one year, all subject to certain notice, procedural and disclosure requirements and other limitations set forth in the Bylaws. Before this amendment was adopted, the Bylaws provided that the Board had the exclusive right to amend the Bylaws, as permitted by Maryland law.
Stockholder Engagement
The Company has proactive ongoing dialogue with its stockholders with respect to important corporate governance matters. We consider our relationship with our stockholders to be an important part of the Company’s success and we value the perspectives of our investors. During 2023, our management team reached out to stockholders who collectively held approximately 67% of the Company’s outstanding shares of Common Stock for the purpose of discussing the Company’s practices and policies with respect to governance, compensation practices and ESG matters. These discussions addressed governance matters including, among others, board composition and refreshment, executive compensation, and ESG issues, such as sustainability initiatives and workforce well-being and diversity. The feedback from stockholders was conveyed to and discussed with the Nominating Committee and the full Board. The goal of these discussions was to ensure that management and the Board understood and considered the issues that matter most to our stockholders and to enable the Company to address them effectively. In addition to conversations with our stockholders, the Company receives correspondence throughout the year from stockholders and stockholder advocacy groups and, if appropriate, responds and/or shares such correspondence with the Nominating Committee and the full Board whenever requested or otherwise appropriate. The Company plans to take a similar approach in 2024 by maintaining a dialogue with its stockholders with respect to such matters.
Communication with Directors
The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at http://www.essex.com) provide that the identity of the lead independent director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the lead independent director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board, the lead independent director, non-management directors, or any individual directors may send communications directly to the lead independent director of the Board: Irving F. Lyons, III, Lead Independent Director, c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2023, Mr. Lyons, Ms. Johnson and Ms. Kasaris served as members of our Compensation Committee. None of the members of our Compensation Committee is currently, or has been, an officer or employee of the Company. There were no insider participations or compensation committee interlocks among the members of our Compensation Committee during fiscal year 2023. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Person Transactions.”
Relationships Among Directors or Executive Officers
There are no family relationships among any of the directors or executive officers of the Company.
Director Stock Ownership Guidelines
The Company encourages its non-employee directors to own shares of the Company’s stock. In furtherance of this policy, the Company adopted guidelines setting a goal for each non-employee director to own a number of shares of the Company’s stock equal in value to five times such director’s annual cash retainer, in each case, as in effect as of, and based on the Company’s stock price as of, January 1, 2010, or such later date that a director joined the Board. Directors are expected to achieve this goal within four years of joining the Board. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2023, all non-employee directors were in compliance with the stock ownership guidelines or had additional time within which to come into compliance with such guidelines.
ESSEX Property Trust, Inc. 2024 Proxy Statement	29

Executive Officer Ownership Guidelines
The Company encourages its executive officers to own shares of the Company’s stock. In furtherance of this policy, the Company has set goals for executive officers to own a number of shares of the Company’s stock equal in value to, with respect to the Chief Executive Officer, five times such individual’s annual base salary, and, with respect to the Company’s other executive officers, four times such individual’s annual base salary, in each case, as in effect as of, and based on the Company’s stock price as of, February 10, 2011, or such later date that an individual becomes an executive officer. Executive officers are expected to achieve this stock ownership goal no later than five years after becoming an executive officer. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2023, all executive officers were in compliance with the stock ownership guidelines or had additional time within which to come into compliance with such guidelines.
Stock ownership for purposes of compliance with our director and executive officer ownership guidelines includes all shares of our common stock held directly or indirectly, LTIP Units (to the extent fully earned) and time-based restricted stock units (“RSUs”) (for the avoidance of doubt, any shares underlying performance-based awards will only be considered to the extent fully earned).
30	ESSEX Property Trust, Inc. 2024 Proxy Statement

Director Compensation
Under the Company’s director compensation program as in effect after our 2023 Annual Meeting, each non-employee director of Essex was entitled to receive the following compensation under the Company’s director compensation program:
▪
An annual equity grant with a grant value equal to $155,000 for directors (other than the Chairman) and $285,000 for the Chairman of the Board, determined using either the Black-Scholes or Monte Carlo pricing methodology. Directors are permitted to elect whether to receive equity grants in the form of options or a stock award, or a combination of these types of awards, and are required to make this election at the time of the Company’s annual meeting, at which time such grant of options and/or stock awards are made. Such annual grants of options and/or stock awards fully vest one year after the grant date.

▪	An annual cash retainer, paid quarterly, in the amount of $84,000 per year.
▪	A fee for the Lead Independent Director of $25,000 per year.
▪	A committee membership fee of $12,000 per year for members of the Audit Committee and $8,000 per year for members of the Nominating Committee and Compensation Committee.
▪
A committee chairman fee for the Chair of the Nominating Committee and the Chair of the Compensation Committee of $20,000 per year, and a committee chairman fee for the Chair of the Audit Committee of $32,000 per year.

The Compensation Committee and the Board periodically review the total compensation for non-employee directors by assessing the compensation at similarly-sized real estate investment trusts, and the Board chose to make the following changes to director compensation effective as of the date of the 2024 Annual Meeting:
▪	An increase in the committee chairman fee for the Chair of the Compensation Committee from $20,000 per year to $22,000.
▪	The elimination of the choice to receive annual equity grants in either options or time-based RSUs. Directors’ equity grants will be granted in time-based RSUs only.
Director Compensation Table. The table below summarizes the compensation the Company paid to directors for the year ended December 31, 2023. Mr. Schall, who served a portion of 2023 as the Company’s Chief Executive Officer, and Ms. Kleiman, who served a portion of 2023 as the Company’s Chief Operating Officer and the remainder of 2023 as the Company's Chief Executive Officer, are not included in the table below because they did not receive any additional compensation for services provided as a director in 2023.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Keith R. Guericke	84,000	—	155,000	239,000
Maria R. Hawthorne	96,000	155,000	—	251,000
Amal M. Johnson	109,000	—	155,000	264,000
Mary Kasaris	119,000	—	155,000	274,000
Irving F. Lyons, III	137,000	—	155,000	292,000
George M. Marcus	90,000	—	285,000	375,000
Thomas E. Robinson	101,000	—	155,000	256,000
Byron A. Scordelis	95,000	155,000	—	250,000
(1)
The assumptions used to calculate the value of the stock awards and/or option awards are set forth in Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2023, filed with the SEC on February 23, 2024 (the “2023 Form 10-K”). As of December 31, 2023, each director had the following number of stock options (vested and unvested) then outstanding: Keith R. Guericke: 15,723 options; Maria R. Hawthorne: 6,130 options; Amal M. Johnson: 25,009 options; Mary Kasaris: 17,608; Irving F. Lyons: 27,420 options; George M. Marcus: 13,418 options; Thomas E. Robinson: 32,441 options; and Byron A. Scordelis: 11,078 options, respectively.

ESSEX Property Trust, Inc. 2024 Proxy Statement	31

Risk Assessment in Compensation Policies and Practices
The Compensation Committee, with the assistance of Company management, regularly considers the Company’s compensation policies and practices to assess whether they encourage unnecessary or excessive risk taking. In 2023, the Compensation Committee considered, among other factors, the following risk-mitigating features of the Company’s compensation programs: (i) a balanced mix of short- and long-term compensation (including salary, cash bonus, and time and performance based equity-based compensation); (ii) defined performance goals, including corporate and individual goals, and objectives that avoid excessive weight on a single performance measure; (iii) minimum stock ownership guidelines, which ensure that executive officers have a meaningful direct ownership stake in the Company and align executive officers with long-term stockholder interests; and (iv) restrictions on engaging in hedging transactions in the Company’s securities.
Based on this assessment, the Company believes that its compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.
32	ESSEX Property Trust, Inc. 2024 Proxy Statement

Executive Officers
As of the Record Date, the executive officers of the Company were as follows:
Name	Age	Position
Angela L. Kleiman	53	Chief Executive Officer (“CEO”) and President
Barb M. Pak	47	Chief Financial Officer (“CFO”) and Executive Vice President (“EVP”)
Anne Morrison	43	Chief Administrative Officer (“CAO”), General Counsel and EVP
Rylan K. Burns	39	Chief Investment Officer (“CIO”) and EVP
Biographical information concerning the executive officers of the Company is set forth below, other than Ms. Kleiman, whose biographical information appears above under “Proposal No. 1: Election of Directors.”

Responsibilities at Essex:
▪ Oversees the following major departments since January 2021: Capital Markets, Accounting, Tax, Treasury, Financial Planning & Analysis, Internal Audit, Portfolio Strategy and Data Analytics, Investor Relations, and Investment Due Diligence
Accomplishment Highlights:
▪ From February 2019 to December 2020 as Senior Vice President of Finance, oversaw the Co-Investments, Capital Markets, Financial Planning & Analysis, and Investor Relations departments
▪ In 2019, began managing the +$4 billion co-investment platform and successfully expanded existing relationships
▪ In 2017, began leading the Capital Markets division continuing to strengthen the Company’s financial flexibility and access to capital
Past Experience and Education:
▪ Prior to joining Essex in 2012, Ms. Pak was a Portfolio Manager for Oak Hill REIT Management. Ms. Pak began her career at Green Street Advisors in 1999
▪ Received Bachelor of Science degree in Finance from the University of South Dakota
Professional Activities:
▪ Chartered Financial Analyst (CFA)
▪ Member, Nareit

ESSEX Property Trust, Inc. 2024 Proxy Statement	33

Responsibilities at Essex:
▪ Oversees human resources and ESG strategy, reporting and compliance and all legal activities at the Company, which includes enterprise risk management, corporate governance, regulatory and compliance for property operations, investment transaction negotiations
▪ Began serving as the Company’s General Counsel in February 2020 and was promoted to Chief Administrative Officer in December 2023
Accomplishment Highlights:
▪ Joined Essex’s Legal group in 2013, expanding her role from initially overseeing legal operations and litigation to overseeing the Legal Department, including the Legal Department's expansion to include enterprise risk management, ESG matters and compliance, insurance placement and all human resources matters
▪ Oversaw the Company’s compliance with evolving complex regulatory requirements including California Consumer Privacy Act and California Privacy Rights Act compliance, compliance with new SEC rules and regulations, and compliance with COVID-19 related laws, such as eviction moratoriums and rent caps
Past Experience and Education:
▪ Prior to joining Essex in 2013, Ms. Morrison was a practicing attorney at Nixon Peabody where she specialized in real estate litigation
▪ Received Bachelor of Science degree in Business Administration from California Polytechnic State University, San Luis Obispo
▪ Received Juris Doctorate from University of California, Los Angeles
Professional Activities:
▪ Member, California State Bar
▪ Member, Nareit Corporate Governance Council

34	ESSEX Property Trust, Inc. 2024 Proxy Statement

Responsibilities at Essex:
▪ Oversees the Company’s Investments and Asset Management departments, which includes private equity, acquisitions, development, structured finance, dispositions, redevelopment and sustainability
▪ Began serving as the Company’s Chief Investment Officer in January 2024
Accomplishment Highlights:
▪ Joined Essex in 2019 to lead the Investor Relations department, and in 2021, began managing the +$4 billion Co-Investment platform, was responsible for the Company’s portfolio allocation strategy, and has successfully negotiated approximately $1.5 billion of joint venture agreements
Past Experience and Education:
▪ Prior to joining Essex, Mr. Burns was a portfolio manager at Millennium Investments, where he was responsible for making investment decisions in REIT stocks
▪ Received Bachelor of Arts degree in Economics and Sociology from Amherst College
Professional Activities:
▪ Chartered Financial Analyst (CFA)
▪ Member, Nareit

ESSEX Property Trust, Inc. 2024 Proxy Statement	35

Compensation Discussion and Analysis
This Compensation Discussion and Analysis evaluates the compensation policies and programs for our named executive officers as determined under the SEC’s executive compensation disclosure rules for 2023. The following table identifies our named executive officers for purposes of this Compensation Discussion and Analysis.
Name	Position
Angela L. Kleiman	Chief Executive Officer and President
Michael J. Schall(1)	Former Chief Executive Officer and President
Barb M. Pak	Chief Financial Officer and Executive Vice President
Anne Morrison	Chief Administrative Officer, General Counsel and Executive Vice President
Adam W. Berry(2)	Former Chief Investment Officer and Executive Vice President
(1)
Mr. Schall was CEO and President of the Company until his retirement on March 31, 2023. Mr. Schall will continue to serve as a member of the Board until May 14, 2024 and as a part-time employee of the Company until March 31, 2024. Following March 31, 2024, Mr. Schall will continue to serve the Company as a part-time consultant. Ms. Kleiman transitioned to the role of CEO on April 1, 2023 in accordance with the Board's succession plan.

(2)	Mr. Berry was CIO and EVP until August 31, 2023. Mr. Rylan Burns, the Senior Vice President of Investment Strategy, became CIO and EVP on January 1, 2024.
Executive Summary
The primary objectives of the Company’s executive officer compensation program are to (i) attract, motivate and retain experienced, effective executives, (ii) direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) align the interests of management with the interests of the Company’s stockholders. With regard to absolute levels of executive compensation and the Company’s executive officer compensation program, the Compensation Committee periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described in further detail in this Compensation Discussion and Analysis.
36	ESSEX Property Trust, Inc. 2024 Proxy Statement

Pay for Performance and Key 2023 Compensation Decisions
The Compensation Committee views pay for performance as an important component of the Company’s executive officer compensation philosophy. The Compensation Committee considered the Company’s performance in 2023 in determining levels of executive officer compensation, including short-term and long-term incentive compensation. In furtherance of the Company’s pay for performance philosophy, each year, the Board sets annual corporate goals that are generally designed to promote stockholder value creation. These corporate goals are used as the basis for measuring management performance, a key consideration in granting both annual bonuses and long-term equity-linked or equity-based incentive awards.
▪
Long-term awards with performance periods ended 2023 achieved 79% payout – the Compensation Committee believes that a meaningful portion of executive pay should be based on the Company’s performance relative to its peers. Prior to 2021, the Company’s long-term restricted stock units (“RSU”) incentive awards, including RSUs tied to the Company's total stockholder return and the “DIP RSUs” discussed below, were subject to performance vesting based on the Company’s total stockholder return relative to that of the companies in the SNL Apartment Index (“SNL Index”), during a three-year performance period (the “Performance RSUs”). In 2021, the Compensation Committee switched to the NAREIT Apartment Index, which is representative of REITs in the multifamily housing industry across the United States, in lieu of the SNL Apartment Index, which is no longer published. However, for purposes of calculating the Company's stockholder return for those awards granted prior to 2021, the Compensation Committee continued to use the remaining apartment REITs in the SNL Index. This will be the last year that the total stockholder return is benchmarked against the SNL Index. The Company’s total stockholder return was between the 25% and 50% percentile of the peers in the SNL Index. The focus on relative performance resulted in the 2020-2023 Performance RSUs paying out at 79% of the maximum in 2023. This is above the 0% payout for 2022 and 34% payout for 2021, which were low compared with the Company's historical performance largely due to the impacts of COVID-19.

▪
Limited base pay increases for named executive officer positions – the Compensation Committee did not make any adjustments to base pay for the named executive officers for 2023 other than for Ms. Morrison whose base pay was increased from $450,000 to $495,000 in order to bring her closer to the median of our peers and to reflect the expansion of her management responsibility in 2023.

▪
Total cash bonuses reflect corporate and individual performance during 2023 – for 2023, our named executive officers received above-target annual bonuses which equated to an average of 125% of target due to the achievement of substantially all of the individual and corporate goals, with the exception of one corporate goal. The Compensation Committee did not increase the target annual bonuses for the named executive officers for 2023 as compared to 2022, other than for Ms. Morrison, whose total target compensation was in the bottom third of the peer group based on the 2023 Mercer Analysis. The Company achieved all but one of its corporate performance goals for 2023. The annual corporate goals are described in more detail in the section titled: Description of Individual Elements of Named Executive Officer Compensation.

▪
Redesign of long-term incentives; elimination of stock option awards and DIP RSUs – In 2023, the Compensation Committee did not grant the executive officers annual long-term incentive compensation. However, this is a one-time occurrence due solely to the change in the grant date for the current cycle of the long-term equity-based incentive awards. Historically, the grant date for long-term incentive awards was in December of each year. In 2023, the Compensation Committee decided that it was in the best interests of the Company and stockholders to move the grant date for the long-term incentive awards from December to February in order to better align with industry best practices. As a result, the 2023 Summary Compensation Table included in this proxy statement does not include any equity awards.

For 2024, the percentage of executive target total compensation tied to long-term performance- and service-based incentive awards will continue to be well-over 50% for all executive officers, consistent with past practice and pay mix. With respect to the equity awards granted to our executive officers in 2024, 85% of the long-term incentive awards are tied to performance metrics
ESSEX Property Trust, Inc. 2024 Proxy Statement	37

with the following two criteria: (1) 45% are tied to the achievement of the Company’s total stockholder return (“TSR”) relative to the FTSE NAREIT Equity Apartments Index (“NAREIT Apartment Index”) during a three-year performance period (the “TSR Goals”) and (2) 40% are tied to the Company's achievement of Core FFO per diluted share growth, which is the Company’s primary earnings metric, over a three-year period. The Compensation Committee will set Core FFO per diluted share goals each year with the final determination occurring after the three-year period ends (“Core FFO Goals”). In addition, 15% of the total awards granted to the executive officers were granted in the form of time-based RSUs that will vest over a period of three years from the grant date. The long-term incentive grants awarded on February 8, 2024 will appear in the Summary Compensation Table of the proxy statement for fiscal year 2024. The award structure is described in more detail in the “Description of Individual Elements of Named Executive Officer Compensation” section below.
In addition, historically, the executive officers have been awarded stock option awards and “DIP RSUs”. DIP RSUs were subject to performance vesting based on both (i) the three-year TSR Goals and (ii) the gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which the RSUs are granted. DIP RSUs were also subject to a one-year service-based vesting condition. In order to simplify the compensation structure for our executive officers and to more closely align executive compensation with the Company's goals and objectives, the Compensation Committee eliminated stock option awards and “DIP RSU” awards for the February 2024 long-term incentive grants.
Substantial Portion of Executive Compensation Tied to Performance
The Compensation Committee believes that a meaningful portion of executive pay should be based on the Company’s performance relative to its peers. Our target pay mix evidences this pay-for-performance philosophy and emphasizes the alignment of our executive officers’ interests with those of our stockholders. The executive compensation reported in the Summary Compensation Table for 2023 does not include the long-term incentive grants awarded to the executive officers in February 2024. As previously described, in 2023, the Compensation Committee decided that it was in the best interests of the Company and stockholders to move the grant date for the long-term incentive awards from December to February. As a result, the target pay mix for 2024 for our executive officers will reflect the long-term incentive awards, salary and performance-based annual bonus similar to the Company's historical practice.
In 2023, approximately 67% of the total direct compensation for the CEO, and approximately 55% of the total direct compensation for the other NEO’s, was performance-based and not guaranteed. The named executive officer's target pay mix for 2023 is weighted more heavily towards short-term compensation than in the past due to the fact that they were not granted any performance and service based RSUs in 2023 due to the change in the granting schedule from December to February. The graphs below illustrate the compensation breakdown and the chart on page 40 explains how each element of compensation fits into the Company’s overall program.

(1)	Represents target pay of Ms. Kleiman.
(2)	Represents target pay mix of Ms. Pak and Ms. Morrison.
38	ESSEX Property Trust, Inc. 2024 Proxy Statement

Compensation Policies and Practices—Good Governance
Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, we maintain the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:
WHAT WE DO:
Pay for Performance
The structure of our executive officer compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards promoting responsible growth and risk management. While no equity grants were made in 2023, equity grants will be reflected as a majority component of the 2024 compensation packages.

Executive Officer Compensation Peer Group Review	The competitiveness of our executive officer compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us.
Independent Compensation Committee	Our Compensation Committee is comprised solely of independent directors.
Maintain an Anti-Hedging Policy	We maintain programs that strictly limit the ability of our executive officers and non-employee directors to pledge our securities and prohibit any hedging of our securities.
Executive Officer and Director Stock Ownership Guidelines	We maintain meaningful stock ownership guidelines for our executive officers and non-employee directors that promote a long-term stockholder perspective.
Compensation Policies and Practices Review	Our Compensation Committee annually considers and assesses the potential risks of our compensation policies and practices for all employees.
Compensation Recovery Policy
Our Compensation Recovery Policy requires the recovery of erroneously awarded incentive compensation to our executive officers in the event of a financial restatement, as required by NYSE listing standards, and in other circumstances.

WHAT WE DON’T DO:
No Employment Agreements	We have not entered into individual employment agreements with our executive officers.
No Tax Gross-Ups	We do not provide our executive officers with tax gross-ups.
No Single-Trigger Severance	We do not provide for “single-trigger” severance payments upon a change in control.
No Excessive Perquisites	Our executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.
ESSEX Property Trust, Inc. 2024 Proxy Statement	39

Response to 2023 Say on Pay Results
We currently submit an advisory vote to approve our named executive officer compensation to our stockholders on an annual basis. At our 2023 annual meeting, holders of approximately 94% of the votes cast voted “for” the advisory proposal. As illustrated by the graph below, over the past five years, on average, holders of approximately 95% of the votes cast voted “for” this advisory proposal. We believe the strong, continued support for our compensation program in 2023 and in past years reflects the strong alignment between our named executive officer compensation and performance.

In addition to considering the results of the stockholder vote, the Compensation Committee also considered the positive views on our compensation structure expressed by our stockholders during our investor relations outreach throughout the year, as discussed in our Stockholder Engagement section on page 29, in continuing to apply the same principles in determining the amounts and types of executive compensation, the Compensation Committee did not implement substantial changes, other than the introduction of performance stock units tied to Core FFO performance goals, the elimination of options and DIP RSUs to simplify the compensation structure and moving the grant date of the long-term incentive awards from December to February as previously described.
Overview of Executive Officer Compensation Program
Key Executive Officer Compensation Program Objectives
The objectives of our compensation program for executive officers are to:
▪	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short- and long-term compensation elements;
▪	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance goals; and
▪
Align the interests of executive officers with the interests of the Company’s stockholders by tying significant portions of short- and long-term compensation, in the form of annual bonus and long-term equity-based awards, to increasing distributable cash flow to stockholders, and increasing the value of Common Stock based on both internal and external growth initiatives.

How Executive Compensation Decisions are Made
Role and Procedures of the Compensation Committee. The Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate.
In fiscal year 2023, the Compensation Committee retained Mercer as its independent compensation consultant to advise the Compensation Committee on the Company's executive compensation. In compliance with SEC promulgated rules under the
40	ESSEX Property Trust, Inc. 2024 Proxy Statement

Dodd-Frank Act and the requirements of the NYSE listing standards, the Compensation Committee determined, and Mercer affirmed in its representations to the Compensation Committee, that Mercer meets the requirements to be considered independent. The Compensation Committee reassesses the independence of its advisers at least annually.
In addition to the information and analysis provided by Mercer, the Compensation Committee also considered the publicly filed information of our peers (among other factors) in making 2023 compensation decisions with respect to the named executive officers. Mercer concluded that the total target compensation of the named executive officers, including target long-term incentive opportunities, is well-below the median compensation of the Company’s peers.
While the Compensation Committee determines the Company’s overall compensation philosophy and sets the compensation for the Company’s CEO and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions. For each fiscal year, the Company’s CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the executive officers other than herself, within the elements of compensation otherwise established by the Compensation Committee. The Compensation Committee also annually reviews and approves goals for each fiscal year for specific executive officers. Such goals may include company-wide, business unit and individual goals.
Following the conclusion of each fiscal year, the Compensation Committee reviews actual performance against goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers. The CEO also provides the Compensation Committee with her perspective on the performance of the Company’s executive officers as well as a self-assessment of her own performance. The Compensation Committee establishes the compensation package for the CEO. The Company’s Chief Financial Officer also attends the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potential new elements for the executive officer’s compensation packages.
Peer Group. In consultation with Mercer, for the 2023 peer group, the Company chose to make two adjustments to the peer group from 2022. American Homes 4 Rent and Regency Centers Corporation were added to the peer group, and Public Storage and Realty Income Corporation were removed from the peer group. These changes were made to better align the peer group with the Company’s asset size, property type, and geographic footprint. The peer group for 2023 included the following 14 equity REITs.
Company	Sector
American Homes 4 Rent (AMH)	Single-Family
AvalonBay Communities, Inc. (AVB)	Apartments
Boston Properties, Inc. (BXP)	Office
Camden Property Trust (CPT)	Apartments
Douglas Emmett, Inc. (DEI)	Office
Equity LifeStyle Properties, Inc. (ELS)	Residential
Equity Residential (EQR)	Apartments
Extra Space Storage Inc. (EXR)	Storage
Healthpeak Properties, Inc. (PEAK)	Healthcare
Invitation Homes Inc. (INVH)	Single-Family
Mid-America Apartment Communities, Inc. (MAA)	Apartments
Regency Centers Corporation (REG)	Retail
Sun Communities, Inc. (SUI)	Residential
UDR, Inc. (UDR)	Apartments
ESSEX Property Trust, Inc. 2024 Proxy Statement	41

Total Market Capitalization at December 31, 2023[1]

($ in Millions)

Douglas Emmett, Inc.
Camden Property Trust
Regency Centers Corporation
Equity Lifestyle Properties, Inc.
American Homes 4 Rent
Healthpeak Properties, Inc.
UDR, Inc.
Mid-America Apartment Communities, Inc.
Essex Property Trust, Inc.
Sun Communities, Inc.
Boston Properties, Inc.
Invitation Homes, Inc.
Equity Residential
AvalonBay Communities, Inc.
Extra Space Storage Inc.
10,000
20,000
30,000
40,000
50,000

(1)	Total Market Capitalization based on Nasdaq data.
In fiscal year 2023, the Compensation Committee considered the peer group information prepared by Mercer pursuant to a 2023 benchmarking analysis (the “2023 Mercer Analysis”) in determining overall compensation levels. The 2023 Mercer Analysis concluded that the overall target compensation for all of the named executive officers were well below the median of the peer group. The CEO target compensation was in the bottom 20% of the peer group but the Compensation Committee chose not to make any adjustments to her base salary or target annual bonus for 2023, other than the increase in connection with her promotion to the position of CEO upon Mr. Schall’s retirement from that role. The Compensation Committee also did not increase the base salaries or target annual bonuses for the named executive officers for 2023 as compared to 2022, other than for the CAO, who took on increased management responsibility in 2023 and whose total target compensation was in the bottom third of the peer group based on the 2023 Mercer Analysis.
42	ESSEX Property Trust, Inc. 2024 Proxy Statement

Key Elements of Executive Officer Compensation. The key elements of Essex’s current compensation program for the executive officers are summarized in the table below:
Compensation element	Why this element is included	How the amount of the element is determined	How the element fits in the overall program
Base Salary	Fixed base pay necessary to attract and retain executives and compensate performance of core job duties.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year, addresses employee cash-flow needs and retention objectives.
Annual Cash Bonus	Variable cash compensation that motivates executives and ties a significant compensation opportunity to achieving individual and corporate performance goals.	Annual bonus is based on both discretionary and non-discretionary performance criteria.
Short-term cash compensation that is contingent on achievement of Company and individual goals, as determined by the Compensation Committee, is intended to link compensation to annual performance metrics.

Long-Term Equity Incentive
Equity compensation (in the form of RSUs) fosters long-term retention of management and aligns executive officer and stockholder interests.

Equity compensation complements cash compensation and provides performance incentives.

RSUs are subject to both performance-based and service-based vesting or service-based vesting only.

Long-term equity incentive awards are determined primarily based on how the award’s grant date value relates to the executive officer’s total cash compensation and how the vesting and other aspects of the award might incentivize performance.

Long-term compensation that is tied to the value of Common Stock and is primarily contingent on meeting performance goals and continued employment, which is intended to link compensation to long-term stockholder value creation and reinforces retention.

Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 25% of their base salary and 50% of their bonus.	A tax planning benefit for executives.
Severance plan	For hiring and retaining executives by providing continued economic benefit if a qualifying termination, including in connection with a change of control, occurs.
In the event of a qualifying involuntary termination, including in connection with a change of control, executives receive cash severance, vesting acceleration of equity awards, continued insurance benefits and out-placement services.
Facilitates recruitment and retention of executive officers by providing income security in the event of involuntary job loss in connection with a change in control.
Perquisites	Customary element of executive compensation.	Generally based on perquisites being offered by peer companies.	Addresses recruitment and retention objectives.
ESSEX Property Trust, Inc. 2024 Proxy Statement	43

Description of Individual Elements of Executive Officer Compensation
Base Salaries
None of the Company’s executive officers has an employment agreement. Base salaries are viewed as a customary element necessary to hire and retain executive officers. Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking. For 2023, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and the Company’s financial performance and condition. Other than for the CAO, who took on increased management responsibility in 2023 and whose total target compensation was in the bottom third of the peer group based on the 2023 Mercer Analysis, the Compensation Committee did not make any changes to base salaries for the named executive officer positions for 2023 as it believes that the base salaries are aligned with the Company’s peer group and are sufficient to attract and retain top talent.
Executive	Annual Base Salary Rate 2022 ($)	Annual Base Salary Rate 2023 ($)
Angela L. Kleiman, CEO and President	750,000	900,000(1)
Michael J. Schall, Former CEO and President	900,000	900,000(2)
Barb M. Pak, CFO and EVP	650,000	650,000
Anne Morrison, CAO, General Counsel and EVP	450,000	495,000
Adam W. Berry, Former CIO and EVP	550,000	550,000(3)
(1)
Ms. Kleiman received an annual base salary of $750,000 through March 31, 2023. Her base salary was raised to $900,000 in connection with her transition to CEO, which is consistent with the salary Mr. Schall received as CEO. Her actual base salary paid for 2023 was $862,500.

(2)
Mr. Schall received an annual base salary of $900,000 through March 31, 2023 for his service as CEO and President. His actual base salary received for his service as CEO in 2023 was $225,000 and his annualized base salary rate for his service as a part-time employee from April 1, 2023 to December 31, 2023 was $500,000. His actual base salary received for his part-time employment from and after April 1, 2023 was $375,000.

(3)	Mr. Berry received his base salary rate through August 31, 2023. His actual base salary paid for 2023 was $391,346.
Annual Bonuses
Each executive officer is eligible to earn an annual cash bonus based on the achievement of the annual business plan approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus include qualitative individual and business unit goals and quantitative corporate performance goals as determined by the Compensation Committee and by the CEO in her recommendations to the Compensation Committee.
Each year, a target bonus amount is established for each executive officer and is reviewed by the Compensation Committee. 50% of the Company's executive officers' annual bonus is tied to achieving the corporate performance goals and 50% is tied to achieving the individual and business unit goals. Each year, a target bonus amount is established for each executive officer and is reviewed by the Compensation Committee. 50% of the Company's executive officers' annual bonus is tied to achieving the corporate performance goals and 50% is tied to achieving the individual and business unit goals. Each named executive officer had a maximum opportunity to earn 200% of target with respect to the portion of the annual bonus tied to corporate performance goals if specific performance levels exceed the corporate performance goals per the annual business plan. If specific performance levels fell below the threshold set for each goal then the named executive officers would receive 0% of their bonus with respect to that particular goal. If the Company did not exceed thresholds for any goals then the named executive officers would receive no annual bonus. The portion of each named executive officer’s annual bonus that is tied to their individual and business unit goals is capped at 100% of the target bonus.
In 2023, annual bonus targets were set based on the results of the 2023 Mercer Analysis to align named executive officer short-term incentives with those at peer companies for purposes of attracting and retaining talent. Specifically, following the Compensation Committee’s review of appropriate, market-based compensation levels, the Compensation Committee did not increase the 2023 target individual or corporate bonuses for the named executive officers from the bonuses set in 2022, other than for the CAO. The 2023 Mercer Analysis concluded that the CAO's target total compensation was in the bottom third of the peer group and the Compensation Committee determined, based on her experience and performance, to raise the CAO's individual and business unit target bonus in order to bring her total cash compensation closer in line with peer practices.
44	ESSEX Property Trust, Inc. 2024 Proxy Statement

2023 Annual Corporate Target Bonuses
The table below reflects the target bonus opportunity tied to achievement of the corporate performance objectives for each of our named executive officers for 2023, as well as the actual bonus paid with respect to the corporate component of the annual bonus.
Executive	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)	% of Target Bonus Achieved
Angela L. Kleiman, CEO and President	$433,750	$867,500	$1,735,000	$1,298,825	150%
Michael J. Schall, Former CEO and President(1)	$423,750	$847,500	$1,695,000	$1,268,881	150%
Barb M. Pak, CFO and EVP	$200,000	$400,000	$800,000	$598,882	150%
Anne Morrison, CAO, General Counsel and EVP	$150,000	$300,000	$600,000	$449,162	150%
Adam W. Berry, Former CIO and EVP(2)	$162,500	$325,000	$650,000	—	—
Total	$1,370,000	$2,740,000	$5,480,000	$3,615,750	150%
(1)	Mr. Schall remained bonus eligible in 2023 due to his service as CEO and his continued employment during 2023.
(2)
Mr. Berry was not eligible for an annual bonus under the annual bonus program but did receive a prorated target bonus for 2023 as part of his severance package, which is noted in the “All Other Compensation” section of the Summary Compensation Table.

2023 Corporate Goals The Company’s primary performance measures for purposes of the corporate component of the annual bonuses are Core FFO per diluted share and the growth in same-property NOI. The Board reviews the operating plans that include annual Core FFO per diluted share targets and expected NOI results. The target levels for the increase in Core FFO per diluted share from year to year are dependent on a number of factors, including expectations surrounding internal and external growth opportunities, general economic conditions, real estate fundamentals and other specific circumstances facing the Company in the coming year. The Compensation Committee also establishes Core FFO goals that are consistent with the annual business plan. For 2023, the specific corporate goals were as follows:

All of the corporate goals were within or exceeded the established range with the exception of the goal related to achieving the underwritten yields from acquisitions and stabilized developments for 2021 and 2022. The threshold performance for this goal was tied to achieving 95% of the proforma underwritten NOI yields, which was not achieved due to higher delinquency and slower recovery of rent growth as a result of the continued impacts of COVID-19 related regulations. As a result, the Compensation Committee awarded the named executive officers an above-target annual bonus tied to corporate goals which equated to an average of 150% of the corporate portion of the target bonus.
ESSEX Property Trust, Inc. 2024 Proxy Statement	45

2023 Individual and Business Unit Goals
A portion of each named executive officer’s bonus for 2023 also related to achievement of both individual goals, including the evaluation of the officer’s handling of his or her day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals. These goals include objective measures of performance as well as performance relative to peers. For 2023, the primary individual and/or business unit-based bonus criteria for our named executive officers were as follows:
▪
Ms. Kleiman’s goals included achieving Essex's operations budget and business plan, including the successful piloting of the Maintenance Collections operating model, enhancing operating margins via the utilization of new technologies, succession planning, ensuring strategic objectives, such as property locations and accretion, are satisfied in connection with the Company’s investment activities, and ESG initiatives, including maintaining programs to attract and retain a diverse workforce and the continued enhancement of asset management to ensure annual sustainability objectives are met. Ms. Kleiman achieved all of her individual goals.

▪
Mr. Schall’s goals included assisting with the orderly transition of Ms. Kleiman to CEO, helping to achieve Essex’s annual business plan, and advocating for the Company's interests with respect to 2024 California ballot initiatives that directly impact the Company's business. Mr. Schall achieved all of his individual goals.

▪
Ms. Pak’s goals included achieving Essex’s financial and operating objectives, optimizing the capital structure and arbitrage the utilization of various debt and equity sources, maintaining ample liquidity and low balance sheet leverage, effective tax planning, mentoring and career development plans for key managers, and ensuring timely and accurate financial reporting. Ms. Pak achieved all of her individual goals.

▪
Ms. Morrison’s goals included leading the ESG committee and its various initiatives, including managing the corporate social responsibility program and improving our GRESB score, enterprise risk management, including ensuring an enforceable compliance framework exists for applicable laws across various departments, and mentoring and career development within her department. Ms. Morrison achieved all of her individual goals.

Each named executive officer met their individual goals for 2023 (other than Mr. Berry, whose employment terminated in August 2023). As a result, the Compensation Committee awarded the named executive officers 100% of the target annual bonus tied to individual goals.
Executive	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)	% of Target Bonus Achieved
Angela L. Kleiman, CEO and President	433,750	867,500	867,500	867,500	100%
Michael J. Schall, Former CEO and President(1)	423,750	847,500	847,500	847,500	100%
Barb M. Pak, CFO and EVP	200,000	400,000	400,000	400,000	100%
Anne Morrison, CAO, General Counsel and EVP	150,000	300,000	300,000	300,000	100%
Adam W. Berry, Former CIO and EVP(2)	162,500	325,000	325,000	—	—
Total	1,370,000	2,740,000	2,740,000	2,415,000	100%
(1)	Mr. Schall remained bonus eligible in 2023 due to his service as CEO and his continued employment during 2023.
(2)
Mr. Berry was not eligible for an annual bonus under the annual bonus program but did receive a prorated target bonus for 2023 as part of his severance package, which is noted in the “All Other Compensation” section of the Summary Compensation Table.

Total Annual Bonus
The Compensation Committee believes that short-term incentive pay should appropriately reward management under the pay-for-performance philosophy and awarded the named executive officers, other than Mr. Berry, above-target annual bonuses which equated to an average of 125% of target.
Payments for bonuses compared to targets in 2023 were as follows:
Executive	Total Actual Incentive Bonus ($)(1)	Target Incentive Bonus ($)	Maximum Aggregate Bonus ($)
Angela L. Kleiman, CEO and President	2,166,325	1,735,000	2,602,500
Michael J. Schall, Former CEO and President	2,116,381	1,695,000	2,542,500
Barb M. Pak, CFO and EVP	998,882	800,000	1,200,000
Anne Morrison, CAO, General Counsel and EVP	749,162	600,000	900,000
Adam W. Berry, Former CIO and EVP	—	650,000	975,000
(1)	Mr. Berry received a prorated target bonus for 2023 as part of his severance package, which is noted in the “All Other Compensation” section of the Summary Compensation Table.
46	ESSEX Property Trust, Inc. 2024 Proxy Statement

Long-Term Equity Incentives
As described above, in fiscal year 2023, the Company did not grant any equity compensation to its named executive officers. Commencing with the annual awards that would have historically been granted to the named executive officers in December 2023, the timing of the annual equity awards to the executive officers was moved to the first quarter of each fiscal year in order to align with industry best practices.
The Compensation Committee utilizes long-term incentive compensation to accomplish the following objectives:
▪	Align executive performance with long-term stockholder interests;
▪	Minimize the cost of equity awards to the Company; and
▪	Provide competitive compensation package to attract and retain talent.
2024 Performance-Vesting RSU Awards. The equity compensation packages granted in February 2024 consisted of three different types of awards: 45% of the awards were RSUs subject to both service-based vesting and performance-based vesting based on the achievement of the TSR Goals (the “TSR RSUs”), 40% of the awards were RSUs subject to both service-based vesting and performance-based vesting based on the achievement of the Core FFO Goals (the “Core FFO RSUs”), and 15% of the awards were RSUs subject to service-based vesting, in each case, granted under the Company’s stockholder-approved Incentive Award Plan. RSUs are settled in shares of our Common Stock.
The TSR RSUs granted to the executive officers in 2024 are subject to performance-based vesting based on achievement of the Company’s TSR Goals. The TSR RSUs are also subject to time-based vesting, at the rate of one-third of the TSR RSUs on each of the first through third anniversaries of the date of grant. The number of TSR RSUs actually earned will be determined by the Compensation Committee following the completion of the three-year performance period. The TSR RSUs will continue to be benchmarked to the NAREIT Apartment Index, which is representative of REITs in the multifamily housing industry across the United States. The Compensation Committee believes that the peer group in the NAREIT Apartment Index appropriately represents the Company’s operating performance and shareholder return against its direct competitors in the multifamily space.
Performance against the TSR Goals for the TSR RSUs granted during 2024 will be determined by the Compensation Committee following the completion of the three-year performance period, using the following matrix:
TSR Metrics	0% RSUs Earned	50% RSUs Earned	100% RSUs Earned	150% RSUs Earned
Relative TSR to FTSE NAREIT Apartment Index	<-5.0%	-5.0%	0%	+5.0%
In the event the Company’s relative total stockholder return is between two achievement levels, the percentage of TSR RSUs that is earned will be based on linear interpolation between the amounts set forth above. In the event the Company’s relative total return underperforms the NAREIT Apartment Index by more than 5.0%, no TSR RSUs will be earned.
The Core FFO Goals applicable to the Core FFO RSUs will be set annually at the start of each fiscal year and are subject to a three-year service-based vesting requirement. Each year the Compensation Committee will determine the Company's achievement percentage for the Core FFO Goal for the applicable year and at the end of the three-year vesting period the Compensation Committee will average the achievement percentage for each of the three years. Threshold, target and maximum achievement levels for Core FFO will be set by the Compensation Committee for each year in the three-year performance period, and no Core FFO RSUs will be eligible to vest for any annual performance period if Core FFO performance is below the established threshold level. The resulting three-year average performance achievement will be used to determine the total number of Core FFO RSUs earned.
In the event the Company’s Core FFO Goal achievement is between two achievement levels, the percentage of Core FFO RSUs that is earned will be based on linear interpolation between the various achievement levels. The RSUs earned based on achievement of the Core FFO Goals will vest at the end of the three-year period, subject to the executive’s continued employment through the last day of the three year service-vesting period.
2024 Service-Vesting RSU Awards. The executives were also granted service-vesting RSU awards that vest in three equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued service through each applicable vesting date.
2020 Performance- and Service-Vesting RSU and DIP RSU Award Payout. The Performance and Service RSU awards and the DIP RSU awards granted in 2020 were subject to performance vesting based on three-year TSR goals based on our TSR relative to the SNL Index for the three-year performance period ending December 1, 2023. The Company’s total return was between the 25% and 50% percentile of the peers in the SNL Index. Under these awards, performance between the 5th and 25th percentile of the SNL Index resulted in a 40% payout and performance between the 25th and 50th percentile of the SNL Index resulted in a 70% - 100% payout,
ESSEX Property Trust, Inc. 2024 Proxy Statement	47

with the resulting percentage determined by linear interpolation. Based on the relative performance of our TSR compared to the SNL Index for this three-year performance period, this resulted in a payout at 79%.
For a discussion of the accelerated vesting terms applicable to the long-term incentive awards granted to our executive officers, see “--Potential Payments Upon Termination or Change in Control” below.
Other Benefits
Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 25% of their base salaries and 50% of their annual cash bonuses under the Company’s Deferred Compensation Plan. The Company believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though the Company also defers the related tax deduction. The Company makes no matching or other employer contributions to the plan. Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.
Retirement Benefits. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. The Company does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.
Severance and Other Benefits Upon Termination of Employment or Change of Control. Our named executive officers are eligible for severance benefits upon certain qualifying terminations, including in connection with a change in control, under the Essex Property Trust, Inc. Executive Severance Plan (the “Severance Plan”). We discuss the severance benefits for our named executive officers and the related quantitative disclosure based on assumed triggering events under the heading “Potential Payments upon Termination or Change of Control” on page 55.
The Compensation Committee believes that the Severance Plan and the terms of the equity-based awards described above provide a reasonable level of continued economic benefit to the named executive officers if a change of control and/or qualifying termination event were to occur, are a reasonable balance to the at-will nature (and lack of fixed terms) of employment for the executive officers, and provide a reasonable level of incentive for the covered individuals to remain with the Company prior to any proposal or contemplation of, and during any negotiations for, a change of control. Generally, the existence of the Severance Plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive award grants.
Life Insurance and Perquisites. Named executive officers receive automobile allowances or leased automobiles, automobile insurance, annual DMV renewals, health and dental insurance, and payment of life insurance premiums and are eligible to receive discounts on rental housing at Company properties and reimbursable education-related benefits on the same terms as other Company employees. The Compensation Committee believes that the perquisites are comparable to those provided by comparable companies. Commencing in 2024, the named executive officers are also eligible for medical concierge services.
Tax and Accounting Considerations
Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction for annual compensation paid to specified executive officers in excess of $1 million.
We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes. As a result, we do not expect that the payment of compensation that is subject to the prohibition of Section 162(m) of the Code on deduction of annual compensation over $1 million will have a material adverse federal income tax consequence to us, provided we continue to distribute at least 90% of our taxable income each year. Consequently, the Compensation Committee reserves the right to design programs that incorporate a full range of both performance and service-based criteria important to the Company’s success, even where compensation payable under such programs may not be deductible.
ASC Topic 718. Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity-based compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity-based compensation awards with our overall executive compensation philosophy and objectives.
Stock Ownership and Retention Guidelines. The Company has stock ownership guidelines that require executives to acquire and hold a certain amount of Company shares, as described in more detail above under the heading “Board and Corporate Governance Matters—Executive Officer Ownership Guidelines.” All named executive officers were in compliance with the guidelines as of December 31, 2023 or had additional time within which to come into compliance with such guidelines.
48	ESSEX Property Trust, Inc. 2024 Proxy Statement

The table below sets forth the minimum amount of stock that each current executive officer is required to own pursuant to the Executive Stock Ownership guidelines. Executive officers are expected to achieve this goal within five years of its effective date or, with respect to new executive officers, within five years of attaining their position. The full text of the Stock Ownership Guidelines is posted on our website at http://www.essex.com under the heading “Investors” and subheading “Corporate Governance.”
Executive	Stock Ownership Target as a Multiple of Salary (#)(1)	In Compliance(2)
Angela L. Kleiman, CEO and President	5x	Yes
Barb M. Pak, CFO and EVP	4x	Yes
Anne Morrison, CAO, General Counsel and EVP	4x	Yes
Rylan Burns, CIO and EVP	4x	Yes
(1)
Executive officers must own a number of shares of the Company’s stock equal in value to, with respect to the Chief Executive Officer, five times such individual’s annual base salary, and, with respect to the Company’s other executive officers, four times such individual’s annual base salary, in each case, as in effect as of, and based on the Company’s stock price as of, February 10, 2011, or such later date that an individual becomes an executive officer.

(2)
Executive stock ownership for purposes of compliance with our ownership guidelines includes all shares of our common stock held directly or indirectly, LTIP Units (to the extent fully earned) and time-based RSUs (for the avoidance of doubt, any shares underlying performance-based awards will only be considered to the extent fully earned). Mr. Burns became an executive officer in 2024 and has five years from his promotion to comply with the guidelines Ms. Morrison became an executive officer in 2022 and has five years from her promotion to comply with the guidelines. Ms. Pak became an executive officer in 2021 and has five years from her promotion to comply with the guidelines.

At any time during which a named executive officer is not in compliance with the ownership guidelines, he or she will be required to retain at least 75% of any “net shares” received through our equity compensation plans, including shares or units underlying vested and full-value equity awards (LTIP Units and RSUs) and options, assuming net settlement.
Policy on Hedging and Pledging Essex Equity Securities
Directors and executive officers are not permitted to own financial instruments or participate in investment strategies that represent a direct hedge of the economic risk of owning our Common Stock or voting preferred stock, equity interests issued by our operating partnership, or securities that give the holder any rights to acquire any such stock or equity interests (collectively, “Essex equity securities”).
Directors and executive officers are not permitted to pledge or otherwise use any Essex equity securities as collateral to secure any loan (collectively, a “pledge”) unless: (1) that transaction is first approved by the Board (not counting the vote of any director with a personal interest in the transaction) based on the committee’s determination that the pledge is not significant from a corporate governance standpoint, or (2) that transaction involves a pledge of Essex equity securities that results in such individual having pledged (counting pledged securities that are not Common Stock on an as exercised or converted basis, as the case may be) an amount of Essex equity securities not exceeding the greater of (x) 0.002 times the number of the issued and outstanding shares of Common Stock, or (y) 20% of such individual’s ownership of Essex equity securities.
As more fully set forth in the policy, directors and executive officers are not permitted to pledge any equity compensation awards prior to the awards’ respective exercise, delivery or conversion into equity securities free of restriction under the applicable equity compensation plan.
Compensation Recovery Policy. In accordance with Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards, we have adopted a policy that provides for the mandatory recovery from current and former executive officers of incentive-based compensation that was erroneously awarded during the three years preceding the date the Company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure. The policy was adopted effective as of October 2, 2023 and is administered and overseen by the Compensation Committee.
ESSEX Property Trust, Inc. 2024 Proxy Statement	49

Compensation Committee Report
This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC. The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.
Members of the Compensation Committee
Amal M. Johnson, Chairperson
Mary Kasaris
Irving M. Lyons, III
Named Executive Officer Compensation
Summary Compensation Table
The following table summarizes compensation information for our named executive officers for our year ended December 31, 2023, which we refer to as “2023”, our year ended December 31, 2022, which we refer to as “2022”, and our year ended December 31, 2021, which we refer to as “2021”.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Angela L. Kleiman CEO and President	2023	862,500	—	2,166,325	—	—	47,823	3,076,648
	2022	750,000	—	1,340,000	2,900,134	550,006	30,958	5,571,098
	2021	750,000	—	1,400,000	1,515,295	335,022	38,437	4,038,754
Michael J. Schall Former CEO and President	2023	600,000	—	2,116,381	—	—	25,635	2,742,016
	2022	900,000	—	2,553,200	275,086	295,015	30,923	4,054,224
	2021	900,000	—	2,500,000	3,075,200	675,004	32,864	7,183,068
Barb M. Pak CFO and EVP	2023	650,000	—	998,882	—	—	35,655	1,684,537
	2022	650,000	—	1,272,000	985,180	215,010	47,248	3,169,438
	2021	650,000	—	1,090,000	985,088	215,014	40,530	2,980,632
Anne Morrison CAO, General Counsel and EVP	2023	495,000	—	749,162	—	—	44,170	1,288,332
	2022	450,000	—	578,000	900,138	175,008	25,507	2,128,653

Adam W. Berry Former CIO and EVP	2023	391,346	—	—	—	—	961,918	1,353,264
	2022	550,000	—	755,200	650,093	150,004	39,326	2,144,623
	2021	550,000	—	920,000	820,176	180,001	35,763	2,505,940
(1)
Represents cash annual incentive awards under the Company’s annual bonus program. In 2022, Ms. Pak elected to receive 1,164 fully vested shares of our common stock in lieu of $250,000 of the annual bonus payable to her for 2022. These shares were granted to her on December 9, 2022 at a value of $214.79 per share as they were fully vested at the time of the award.

(2)
These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated. With respect to awards, the vesting of which is subject to performance conditions, the grant date fair value of these awards is based on the probable outcome of the performance conditions, which is also the maximum value assuming the highest level of performance, calculated in accordance with ASC Topic 718. Assumptions used in determining the grant date fair value of the awards can be found in Note 14 of the Notes to Consolidated Financial Statements in the Company’s 2023 Form 10-K. These dollar amounts do not represent payments actually received by the named executive officers.

(3)
For 2023, these amounts include amounts paid by the Company to the 401(k) accounts of the named executive officers, all Company contributions paid for benefits received under non-discriminatory benefit plans available to all employees during 2023, the named executive officers’ respective perquisites limited to Company provided leased automobiles or automobile allowances, and payments of life insurance premiums, for Ms. Kleiman, Mr. Schall, Ms. Pak, Ms. Morrison, and Mr. Berry, respectively. Also, for 2023, includes severance payout of $507,692 and a prorated target bonus for 2023 of $435,000 for Mr. Berry, and $9,072 in continued subsidized health benefits following his termination of employment. The total cost of the medical benefits paid by the Company on behalf of Ms. Morrison and Ms. Pak was $27,003.

50	ESSEX Property Trust, Inc. 2024 Proxy Statement

Grants of Plan-Based Awards for 2023
The following table shows all plan-based awards which Essex granted to the named executive officers during 2023.
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Angela L. Kleiman	—	1,735,000	2,602,500	—	—	—	—	—
Michael J. Schall	—	1,695,000	2,542,500	—	—	—	—	—
Barb M. Pak	—	800,000	1,200,000	—	—	—	—	—
Anne Morrison	—	600,000	900,000	—	—	—	—	—
Adam W. Berry	—	650,000	975,000	—	—	—	—	—
Outstanding Equity Awards at December 31, 2023
The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2023:
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Angela L. Kleiman	12/9/2022	8,080	16,160(1)	214.79	12/8/2031
	12/9/2022					—	—	7,854(2)	1,947,321
	12/9/2022					—	—	16,120(3)	3,996,793
	11/30/2021	9,593	4,798(4)	339.44	11/29/2031
	11/30/2021					—	—	5,279(5)	1,308,875
	11/30/2021					—	—	3,009(6)	746,051
	12/2/2020	12,615	—(7)	248.70	12/1/2030
	12/4/2019	16,113	—(8)	311.43	12/3/2029
	12/6/2018	14,694	—(9)	265.68	12/6/2028
Michael J. Schall	12/9/2022	4,334	8,668(1)	214.79	12/8/2031
	12/9/2022					—	—	2,274(2)	563,816
	11/30/2021	19,329	9,666(4)	339.44	11/29/2031
	11/30/2021					—	—	10,803(5)	2,678,496
	11/30/2021					—	—	6,017(6)	1,491,855
	12/2/2020	24,259	—(7)	248.70	12/1/2030
	12/4/2019	35,749	—(8)	311.43	12/3/2029
	12/6/2018	31,264	—(9)	265.68	12/6/2028
	12/8/2016	1,368	—(10)	219.22	12/8/2026
Barb M. Pak	12/9/2022	3,159	6,317(1)	214.79	12/8/2031
	12/9/2022					—	—	3,514(2)	871,261
	12/9/2022					—	—	4,630(3)	1,147,962
	11/30/2021	6,157	3,079(4)	339.44	11/29/2031
	11/30/2021					—	—	3,063(5)	759,440
	11/30/2021					—	—	2,325(6)	576,461
	12/2/2020	10,513	—(7)	248.70	12/1/2030
	12/4/2019	5,473	—(8)	311.43	12/3/2029
ESSEX Property Trust, Inc. 2024 Proxy Statement	51

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Anne Morrison	12/9/2022	2,571	5,142(1)	214.79	12/8/2031
	12/9/2022					—	—	3,514(2)	871,261
	12/9/2022					—	—	3,927(3)	973,660
	11/30/2021	2,147	—(4)	339.44	11/29/2031
	11/30/2021					—	—	411(5)	101,903
	11/30/2021					—	—	1,368(6)	339,182
	12/2/2020	4,044	—(7)	248.70	12/1/2030
	12/4/2019	1,314	—(8)	311.43	12/3/2029
Adam W. Berry	12/9/2022	6,611	—(1)	214.79	12/8/2031
	12/9/2022					—	—	3,514(2)	871,261
	12/9/2022					—	—	1,860(3)	461,168
	11/30/2021	7,732	—(4)	339.44	11/29/2031
	11/30/2021					—	—	2,161(5)	535,798
	11/30/2021					—	—	2,325(6)	576,461
	12/2/2020	6,470	—(7)	248.70	12/1/2030
	12/4/2019	10,071	—(8)	311.43	12/3/2029
	12/6/2018	10,005	—(9)	265.68	12/6/2028
(1)
1/3rd of these options vested on December 9, 2023 and the remaining options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(2)
For all named executive officers, represents the number of DIP RSUs that would become earned at the end of the three-year performance period (December 9, 2022 - December 9, 2025), assuming the maximum number of DIP RSUs becomes eligible to be earned at the end of the one-year performance period based on the DIP Performance Metric (December 31, 2023), and assuming the maximum performance in respect of the three-year performance period with respect to the TSR Goals. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based, in part, on Essex’s percentile rank of total stockholder return compared to the total stockholder return of the NAREIT Apartment Index during the three-year performance period, and, in part, on Essex’s absolute total stockholder return during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 7,854 for Ms. Kleiman, 2,274 for Mr. Schall, 3,514 for Ms. Pak, 3,514 for Ms. Morrison, and 3,514 for Mr. Berry.

(3)
For all named executive officers, represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 9, 2022 - December 9, 2025), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based, in part, on Essex’s percentile rank of total stockholder return compared to the total stockholder return of the NAREIT Apartment Index during the three-year performance period, and, in part, on Essex’s absolute total stockholder return during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 16,120 for Ms. Kleiman, 0 for Mr. Schall, 4,630 for Ms. Pak, 3,927 for Ms. Morrison, and 1,860 for Mr. Berry.

(4)
2/3rd of these options vested on November 30, 2022 and 2023, and the remaining 1/3rd of these options will vest on November 30, 2024, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(5)
For all named executive officers, represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (November 30, 2021 - December 1, 2024), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based, in part, on Essex’s percentile rank of total stockholder return compared to the total stockholder return of the NAREIT Apartment Index during the three-year performance period, and, in part, on Essex’s absolute total stockholder return during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 5,279 for Ms. Kleiman, 10,803 for Mr. Schall, 3,063 for Ms. Pak, 411 for Ms. Morrison, and 2,161 for Mr. Berry.

(6)
For all named executive officers, represents the number of DIP RSUs that would become earned at the end of the three-year performance period (November 30, 2021 - December 1, 2024), assuming the maximum number of DIP RSUs becomes eligible to be earned at the end of the one-year performance period based on the DIP Performance Metric (December 31, 2022), and assuming the maximum performance in respect of the three-year performance period. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based, in part, on Essex’s percentile rank of total stockholder return compared to the total stockholder return of the NAREIT Apartment Index during the three-year performance period, and, in part, on Essex’s absolute total stockholder return during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 3,009 for Ms. Kleiman, 6,017 for Mr. Schall, 2,325 for Ms. Pak, 1,368 for Ms. Morrison, and 2,325 for Mr. Berry.

52	ESSEX Property Trust, Inc. 2024 Proxy Statement

(7)
1/3rd of these options vested on December 2, 2021, 2022, and 2023, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(8)
1/3rd of these options vested on December 4, 2020, 2021 and 2022, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(9)
1/3rd of these options vested on December 6, 2019, 2020 and 2021, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(10)
1/3rd of these options vested on December 8, 2017, 2018 and 2019, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

ESSEX Property Trust, Inc. 2024 Proxy Statement	53

Option Exercises and Stock Vested for 2023
The following table shows for 2023 the number of shares acquired upon exercise of option awards and the vesting of stock awards and the value realized upon such exercise and vesting.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Angela L. Kleiman	—	—	4,881	1,097,493
Michael J. Schall	—	—	12,586	2,829,962
Barb M. Pak	—	—	3,680	827,448
Anne Morrison	—	—	2,036	457,795
Adam W. Berry	—	—	2,809	631,604
Nonqualified Deferred Compensation
Our executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2021 Deferred Compensation Plan, which is referred to herein as the “2021 deferred compensation plan.” The 2021 deferred compensation plan, which was adopted on January 1, 2021, replaced an older plan to comply with Section 409A of the Code. Under the deferred compensation plan, eligible employees, which include the executive officers of the Company, may elect in accordance with plan procedures to defer up to 25% of their base salary and up to 50% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. The Company does not currently make company matching contributions, although the plan allows the Company to make discretionary contributions. Deferral elections under the 2021 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.
Distributions of the deferred accounts under the 2021 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2021 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Code).
Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. The Company does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on U.S. public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the U.S. market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.
54	ESSEX Property Trust, Inc. 2024 Proxy Statement

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by the Company with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or Essex’s brokerage account agreement. The following table provides information concerning compensation deferred under the prior deferred compensation plan and the 2021 deferred compensation plan by the named executive officers as of December 31, 2023.
Name	Executive Contributions in 2023 ($)(1)	Registrant Contributions in 2023 ($)	Aggregate Earnings/(Losses) in 2023 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2023 ($)
Angela L. Kleiman	214,183	—	403,235	—	2,796,856
Michael J. Schall	152,928	—	1,125,480	—	7,625,974
Barb M. Pak	—	—	30,854	—	189,931
Anne Morrison	—	—	—	—	—
Adam W. Berry	—	—	135,502	—	916,868
(1)	All contributions in this column are also included as compensation to the named executive officers in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.
Potential Payments upon Termination or Change of Control
Long-Term Equity Incentive Awards
Pursuant to the terms of the Company’s Incentive Award Plan and the applicable award agreements, with respect to any RSUs that are held by the executive officers and that are subject to performance-based vesting, the performance period applicable to such RSUs will end on, and the number of RSUs earned will be determined based on performance through, the date of a change of control of Essex. Such earned RSUs for which the service-based vesting requirements have not been satisfied as of the date of the change of control will be eligible to vest in substantially equal installments based on the executive’s continued employment on each of the remaining anniversaries of the grant date in the original three-year vesting period. However, for the TSR RSUs granted in 2024, if a change in control occurs on or prior to the 12-month anniversary of the grant date, the TSR RSUs will be deemed earned based on “target” performance (or 100%), and such earned TSR RSUs for which the service-based vesting requirements have not been satisfied as of the date of the change of control will be eligible to vest in substantially equal installments based on the executive’s continued service on each of the remaining anniversaries of the grant date in the original three-year vesting period. Additionally, for the Core FFO RSUs granted 2024, if a change in control occurs prior to the end of the three-year performance period, the number of Core FFO RSUs that will vest will be determined based on actual performance for completed performance periods, on the greater of 100% achievement or actual performance for in-progress performance periods, and 100% achievement for performance periods that have not yet started. Such earned Core FFO RSUs will remain eligible to vest on the last day of the three-year performance period based on the executive’s continued service through such date.
Pursuant to the terms of the Company’s Incentive Award Plan, any equity-based awards held by the executive officers that are outstanding immediately prior to a change of control of Essex but that are not assumed in connection with such change of control will vest in full effective immediately prior to such change of control. Accordingly, any performance-based RSUs that have been earned based on actual performance through the date of a change of control of Essex, and any other equity-based incentive awards outstanding immediately prior to a change of control of Essex, will vest in full unless assumed in connection with the change of control.
Further, under the terms of the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, if, within the period commencing 2 months prior to a change of control of Essex and ending 24 months following a change of control of Essex, the employment of any executive officer is terminated in connection with the change of control and without “cause” (excluding any termination of employment due to the executive officer’s death or disability), or if the executive officer resigns from employment for “good reason” (a “CIC Qualifying Termination”), any equity-based awards held by the executive officer that were assumed in connection with the change of control and any equity-based awards that were granted in connection with or following the change of control will vest in full (with performance vesting determined as described above with respect to award granted prior to the change in control).
ESSEX Property Trust, Inc. 2024 Proxy Statement	55

Under the service-based RSUs granted to the executive officers in 2024, in addition to the vesting described below under the Severance Plan, if an executive officer’s employment or service is terminated without cause at least one year after the grant date and at a time when the executive’s combined age and years of service is equal to or greater than 68 and the executive officer has at least 7 years of service, all of the service-based RSUs will vest.
Under the TSR RSUs granted to the executive officers in 2024, in addition to the vesting described above in connection with a change in control and below under the Severance Plan, if an executive officer’s employment or service is terminated without cause at least one year after the grant date and at a time when the executive’s combined age and years of service is equal to or greater than 68 and the executive officer has at least 7 years of service, the executive officer will remain eligible to vest in such TSR RSUs based on actual performance during the performance period.
Under the Core FFO RSUs granted to the executive officers in 2024, in addition to the vesting described above in connection with a change in control and below under the Severance Plan, if an executive officer’s employment or service is terminated without cause at least one year after the grant date, the executive will be eligible to vest in one-third of the “target” units for each completed performance period based on actual performance.
Under the Company’s Incentive Award Plan, a “change in control” generally includes:
▪	a merger or consolidation in which the Company is not the surviving entity;
▪	the sale, transfer or other disposition of all or substantially all of the assets of the Company;
▪	a complete liquidation or dissolution of the Company,
▪
any reverse merger in which the Company is the surviving entity but (A) the shares outstanding prior to the merger are converted or exchanged into securities or other property or (B) the securities possessing more than 40% of the voting power of the Company’s outstanding securities are transferred to persons different from those who held such securities immediately prior to such merger or series of transactions;

▪	an acquisition by a person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combine voting power of the Company’s outstanding securities; or
▪	a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of contested elections, to be continuing directors.
Severance Payments and Benefits
Under the Severance Plan as in effect as of December 31, 2023, each of the Company’s executive officers was entitled to the following benefits if, within the period commencing two months prior to a change of control of Essex (as defined below) and ending 24 months after a change of control of Essex, the employment of such executive officer experiences a CIC Qualifying Termination:
▪
a lump-sum cash amount equal to the sum of (a) two times such executive officer’s then-current annual base salary and (b) two times such executive officer’s average annual bonus for the three years preceding the change of control;

▪	continuation of health, dental and life insurance for up to 24 months following the date of termination, paid by the Company;
▪
accelerated vesting, or its equivalent, with respect to all outstanding, unvested equity-based compensation awards that are assumed (with performance vesting determined as described above) or substituted in connection with a change of control and any equity-based awards that were granted in connection with or following the change of control;

▪	outplacement services of up to $20,000 in the aggregate; and
▪	reasonable legal and mediation fees and expenses incurred by the executive officer in obtaining or enforcing any right or benefit provided by the Severance Plan.
In February 2024, the Compensation Committee approved an amendment to the Severance Plan to bring the Severance Plan closer in line with the severance benefits offered by the Company's peer group. The amendment adds severance benefits for the executive officers in the event of a termination of employment by the Company without cause outside of the change in control context (a “Non-CIC Qualifying Termination”) and to amend the severance benefits payable in the event of a CIC Qualifying Termination. Under the Severance Plan, as amended, upon a Non-CIC Qualifying Termination, an executive officer will be eligible to receive a lump-sum cash payment equal to the sum of (i) a number of weeks’ base salary (a minimum of eight and a maximum of 52), determined based on the executive officer’s number of completed years of service at the time of termination (or 24 months’ base salary if the executive officer is the CEO), plus (ii) his or her target annual bonus for the year of termination, pro-rated for the portion of the year elapsed prior to termination.
56	ESSEX Property Trust, Inc. 2024 Proxy Statement

Under the Severance Plan, as amended, if an executive officer experiences a CIC Qualifying Termination under the Severance Plan, the named executive officer will be entitled to
▪
a lump-sum cash amount equal to the sum of (a) two times such executive officer’s then-current annual base salary (three times then-current base salary for the CEO) and (b) two times such executive officer’s target annual bonus (three times for the CEO) for the year of his or her CIC Qualifying Termination;

▪	a lump-sum cash payment equal to 24 months of COBRA premium payments and life insurance premium payments at the rate in effect at the time of termination;
▪
accelerated vesting, or its equivalent, with respect to all outstanding, unvested equity-based compensation awards, except that the vesting of performance-vesting awards granted prior to the change in control will be determined in accordance with the applicable award agreement; and

▪	outplacement services of up to $20,000 in the aggregate.
Under the Severance Plan as in effect as of December 31, 2023, a “change of control” is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote, (b) the persons who, as of March 12, 2013, constituted the Board (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to March 12, 2013 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger. Under the Severance Plan as amended in 2024, the term “change in control” has the same definition as used in the Company’s Incentive Award Plan and as described above.
Under the Severance Plan as each in effect as of December 31, 2023, “good reason” is generally defined as (i) a substantial adverse change in the executive officer’s authority, duty or power, (ii) a reduction in annual base salary, (iii) a reduction in annual bonus opportunity to an annual bonus opportunity that is less than the highest bonus opportunity during the three fiscal years preceding the date of the change of control, (iv) a reduction in certain employee benefits, (v) certain relocations, (vi) failure to pay compensation owed to the executive officer, (vii) failure to obtain an effective agreement from any successor to assume the Severance Plan, or (viii) a material breach by Essex under the Severance Plan. The “good reason” definition included in the Severance Plan as amended in 2024 and the award agreements also includes a reduction in the executive officer’s target annual long-term incentive opportunity from the target annual long-term incentive opportunity as in effect immediately prior to the change in control.
Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, “cause” is generally defined as (i) a willful act of dishonesty with respect to any matter involving Essex, (ii) conviction of a crime involving moral turpitude, or (iii) deliberate or willful failure to substantially perform duties, which continues for 30 days following receipt of notice from Essex. Individuals participating in the Severance Plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.
ESSEX Property Trust, Inc. 2024 Proxy Statement	57

The table below illustrates hypothetical payments under the Severance Plan as in effect on December 31, 2023 as if a change of control had occurred on December 31, 2023 and a termination of employment other than for “cause” or for “good reason” occurred on such date. The value of accelerated equity awards reflected in the table below was calculated based on the closing price per share of our common stock on December 29, 2023 ($247.94), the last trading day of 2023, multiplied by the number of awards subject to accelerated vesting (less the exercise price in case of stock options). Mr. Berry is not included in the table below as his employment with the Company terminated prior to December 31, 2023. The separation arrangements with Mr. Berry are described after the table below.
Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits ($)(1)	Value of Accelerated Equity Awards (including LTIP Units) ($)	Total ($)(2)
Angela L. Kleiman	7,603,534	50,600	3,636,442	11,290,576
Michael J. Schall	—	—	1,180,176	1,180,176
Barb M. Pak	4,238,352	50,600	1,227,698	5,516,650
Anne Morrison	2,683,097	50,600	853,532	3,587,229
(1)	These amounts are based on the estimated average value of the benefits for all named executive officers. Actual amounts for individual officers may differ from this average amount.
(2)
The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, or (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability.

Berry Separation Agreement
Mr. Berry's departure on August 31, 2023 was a termination without cause. In connection with Mr. Berry's termination, the Company and Mr. Berry entered into a Separation and Release Agreement (the “Berry Separation Agreement”) pursuant to which Mr. Berry received a lump sum severance payment in the amount of $507,692, prorated annual bonus payment in the amount of $435,000, subsidized health benefits for a period of four months with a value of $9,073, and the service-based vesting of his outstanding equity awards was accelerated (but such awards remain subject to any performance-based vesting conditions) in exchange for a waiver and release of claims against the Company and compliance with certain restrictive covenants. Mr. Berry's outstanding equity awards will be governed by the terms and conditions of Essex's equity plan and the related equity award documents pursuant to which they were originally granted.
Schall Transition Services
In connection with Mr. Schall’s retirement as our CEO, the Company and Mr. Schall entered into a Transition Services Agreement (the “Schall Transition Services Agreement”) pursuant to which Mr. Schall’s last day of full-time employment as an executive officer was March 31, 2023. Pursuant to the Schall Transition Services Agreement, Mr. Schall will continue to serve as a Board member until May 14, 2024 and a part-time employee of the Company until March 31, 2024. During Mr. Schall's transition to full-time retirement, all stock options and RSUs previously granted to Mr. Schall. Mr. Schall ceased participating in the Severance Plan upon his retirement as Chief Executive Officer. After March 31, 2024, Mr. Schall will continue as a part-time consultant to the Company to primarily assist the CEO with efforts to promote the Company's interests with respect to certain California ballot measures for the 2024 election and other advisory services. His compensation structure will be substantially similar to that he receives as a part-time employee, including the continued vesting of his previous grants of stock options and RSUs.
58	ESSEX Property Trust, Inc. 2024 Proxy Statement

Pay Versus Performance
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our named executive officers (“NEOs”) for each of the fiscal years ended December 31, 2020, 2021, 2022 and 2023, and our financial performance for each such fiscal year:
							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compen- sation Table Total for PEO (Schall) ($)	Summary Compen- sation Table Total for PEO (Kleiman) ($)	Compen- sation Actually Paid to PEO (Schall) ($)(1)	Compen- sation Actually Paid to PEO (Kleiman) ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)(3)	Net Income ($)	Core FFO per Diluted Share ($)(4)
2023	2,742,016	3,076,648	5,829,702	6,234,794	1,442,044	2,620,160	94.75	99.78	430,708,000	15.03
2022	4,054,224	—	(4,363,421)	—	3,253,453	1,039,588	77.69	94.26	432,985,000	14.51
2021	7,183,068	—	8,887,546	—	3,175,109	3,773,473	124.82	138.51	515,691,000	12.49
2020	6,555,744	—	3,753,088	—	2,479,685	1,285,043	81.92	84.66	599,332,000	12.82
(1)
Amounts represent compensation actually paid to our CEOs and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	Michael J. Schall and Angela L. Kleiman	Barb M. Pak, Adam W. Berry and Anne Morrison
2022	Michael J. Schall	Angela L. Kleiman, Barb M. Pak, Adam W. Berry and Anne Morrison
2021	Michael J. Schall	Angela L. Kleiman, Barb M. Pak and Adam W. Berry
2020	Michael J. Schall	Angela L. Kleiman, Adam W. Berry and John F. Burkart
ESSEX Property Trust, Inc. 2024 Proxy Statement	59

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:
	2020		2021		2022		2023
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO (Schall)	PEO (Kleiman)	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(4,000,354)	(1,186,948)	(3,750,204)	(1,350,199)	(570,101)	(1,631,393)	—	—	—
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	3,681,004	788,870	3,830,188	1,379,019	578,898	1,696,781	—	—	—
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	252,800	—	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(1,592,337)	(699,110)	1,444,302	470,461	(5,812,145)	(1,611,345)	1,441,309	2,498,234	824,875
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(890,969)	(426,543)	180,192	99,083	(2,614,297)	(667,908)	1,646,377	659,912	353,241
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	76,289	—	—	—	—	—	—	—
Total Adjustments	(2,802,656)	(1,194,642)	1,704,478	598,364	(8,417,645)	(2,213,865)	3,087,686	3,158,146	1,178,116
(2)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end dates, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate and (ii) for stock options, a Black Scholes value as of the applicable year-end or vesting dates. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and prior fiscal years.

(3)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the NAREIT Apartment Index.
(4)
Core Funds from Operations (“Core FFO”) and Core FFO per diluted share are non-GAAP measures. Funds from Operations (“FFO”) is a financial measure that is commonly used in the REIT industry. The Company presents FFO and FFO excluding non-core items, or Core FFO, as supplemental operating performance measures. In calculating FFO, the Company follows the definition for this FFO published by NAREIT, which is the leading REIT industry association. The Company believes that, under the NAREIT FFO definition, the two most significant adjustments made to net income are (i) the exclusion of historical cost depreciation and (ii) the exclusion of gains and losses from the sale of previously depreciated properties. For a discussion of the calculation of Core FFO and Core FFO per share-diluted and reconciliations to the most directly comparable measures under U.S. GAAP, see Appendix A.

60	ESSEX Property Trust, Inc. 2024 Proxy Statement

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our CEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Core FFO per diluted share, in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

ESSEX Property Trust, Inc. 2024 Proxy Statement	61

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our named executive officers for the fiscal year ended December 31, 2023:
1.	Core FFO;
2.	Core FFO per diluted share; and
3.	Same-property NOI
For additional details regarding our most important financial performance measures, please see the sections titled “Executive Summary” and “Overview of Named Executive Officer Compensation Program” in our Compensation Discussion and Analysis (CD&A) elsewhere in this proxy statement.
For a discussion of the calculation of Core FFO, Core FFO per share-diluted, EBITDAre, net-debt-to-EBITDAre, NOI and same-property NOI and reconciliations to the most directly comparable measures under U.S. GAAP, see Appendix A.
62	ESSEX Property Trust, Inc. 2024 Proxy Statement

Equity Compensation Plans
The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2023.
Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price for Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Plan (#)
Equity compensation plans approved by security holders: Stock Incentive Plans	628,449(1)	273.51(2)	2,027,663(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	628,449		2,027,663
(1)	Number of securities to be issued includes 97,637 LTIP Units granted in 2013 and 2014 but excludes 101,701 shares of unvested restricted stock.
(2)	This weighted average price amount applies only to options granted under the Company’s 1994, 2004 and 2013 plans.
(3)
Includes 500,000 shares available for future issuance under our 2013 Employee Stock Purchase Plan (the “ESPP”) and 698,366 shares available for future issuance under our 2013 Stock Award and Incentive Compensation Plan. No options have been granted, and no shares of Common Stock have been purchased, under the ESPP. This plan has not been implemented by the Company.

ESSEX Property Trust, Inc. 2024 Proxy Statement	63

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annualized total compensation of Angela L. Kleiman, our Chief Executive Officer and President (our “CEO”). During 2023, two individuals served as CEO. On April 1, 2023, Ms. Kleiman succeeded Michael J. Schall as CEO in accordance with the Company's CEO succession plan. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements Item 402(u) of Regulation S-K.
For 2023, our last completed fiscal year:
▪	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $93,662;
▪	the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $3,076,648; and
▪	the annualized total compensation of our CEO, pursuant to the method described below, was $3,420,056.
Based on this information, for 2023, the annualized total compensation of our CEO was approximately 36.5 times the median of the annual total compensation of all of our employees (other than our CEO).
Determining the Median Employee
Employee Population
The Company used our employee population data as of October 28, 2023 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 1,750 individuals, approximately 68.5% of which were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full- and part-time employees at all locations (other than our CEO), including all temporary employees employed as of the measurement date.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we used total base compensation plus all incentive pay as reflected in our payroll records. In identifying the median employee, we annualized the compensation of all permanent employees who were new-hires in 2023 and we did not make any cost-of-living adjustments.
Compensation Measure and Annual Total Compensation of Median Employee
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus, pursuant to SEC rules and to maintain consistency with the calculation of compensation for our CEO, we have elected to voluntarily include the value of benefits provided to our median employee under non-discriminatory benefit plans available to all employees during 2023, which includes, for this purpose, medical benefit premiums paid by the Company, educational reimbursement benefits and the value of employee discounts provided to the median employee during 2023. The value of these non-discriminatory benefits provided to our CEO during 2023 are also included in the annual total compensation of our CEO, as applicable, reported in our 2023 Summary Compensation Table above.
Annual Total Compensation of CEO
To calculate the CEO pay ratio below, Ms. Kleiman’s compensation was annualized to represent her compensation as if she were CEO for the entire 2023 fiscal year, as permitted by Instruction 10 to Item 402(u) of Regulation S-K. The calculation included the amounts reported in the Executive Compensation – Summary Compensation Table for Fiscal Year 2023, except that the salary was calculated as though Ms. Kleiman had received a full year’s base salary at her year-end base salary rate, and her annual cash bonus was annualized to reflect the bonus she would have received if she had been CEO for the entire fiscal year. The compensation amounts appearing in “All Other Compensation” were not adjusted as there was no increase in benefits between those she received as COO and CEO and, no adjustments were needed to any long-term incentive awards as no long-term incentive awards were made in 2023. Ms. Kleiman’s compensation for purposes of the CEO pay ratio also includes the value of benefits provided to our CEO under
64	ESSEX Property Trust, Inc. 2024 Proxy Statement

non-discriminatory benefit plans available to all employees during 2023, annualized for the full year. These adjustments explain why the annual total compensation reported for CEO pay ratio purposes does not reflect the “Total” column of our Executive Compensation – Summary Compensation Table for Fiscal Year 2023 included in this proxy statement, nor does it reflect amounts actually paid to our CEO for fiscal year 2023.
The CEO pay ratio is lower than in prior years as a result of a change in the timing of the annual awards to our executive officers commencing in 2024. Historically, annual long-term incentive award grants have been made in December. However, as further detailed in the Compensation Discussion & Analysis, rather than making long-term incentive award grants in December of 2023, the grant date for this cycle’s annual long-term incentive award grants was moved to February 8, 2024, and therefore the value of those awards will be reflected in the 2024 Summary Compensation Table in the proxy statement filed by the Company in 2025 rather than the 2023 Summary Compensation Table. Since no annual equity grants were made in 2023, this year's Summary Compensation Table reflects CEO compensation that is lower than our historical practice.
ESSEX Property Trust, Inc. 2024 Proxy Statement	65

Report of the Audit Committee
This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.
The Audit Committee consists of Ms. Hawthorne, Ms. Kasaris and Mr. Robinson. Ms. Kasaris serves as Chairperson of the Audit Committee. The Board has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the processes relating to the Company’s auditing, accounting and financial reporting as of December 31, 2023. The Audit Committee annually approves the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of the Company and meets with personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal control over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.
The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2023 and effectiveness of internal control over financial reporting as of December 31, 2023 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by rules adopted by the Public Company Accounting Oversight Board.
The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG LLP with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
Members of the Audit Committee
Maria R. Hawthorne
Mary Kasaris, Chairperson
Thomas E. Robinson
66	ESSEX Property Trust, Inc. 2024 Proxy Statement

Certain Relationships and Related Person Transactions
Policies and Procedures with Respect to Related Person Transactions
The Company has adopted written related party transaction guidelines that are intended to cover transactions in which the Company (including entities it controls) is a party and in which any “related person” has a direct or indirect interest. A “related person” means any person who is or was (since the beginning of the last fiscal year) an Essex director, director nominee, or executive officer, any beneficial owner of more than 5% of the outstanding shares of Common Stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. A related party transaction is a transaction in which the Company or any of its subsidiaries was, is or will be a participant and in which any related person has a direct or indirect material interest. A related person may be considered to have an indirect interest in a transaction if he or she (i) is an owner, director, officer or employee of or otherwise associated with another company that is engaging in a transaction with Essex, or (ii) otherwise, through one or more entities or arrangements, has an indirect financial interest in or personal benefit from the transaction.
The related person transaction review and approval process is intended to determine, among any other relevant issues, the dollar amount involved in the transaction; the nature and value of any related person’s direct or indirect interest (if any) in the transaction; and whether (i) a related person’s interest in the transaction is material, (ii) the transaction is fair and reasonable or inconsistent with the interests of Essex and its stockholders, and (iii) the transaction or relationship should be entered into, continued or ended.
Generally, unless the transaction is one that is pre-approved under the related party transaction guidelines, prior to entering into a related party transaction, various information about the proposed transaction is to be submitted to the Audit Committee, or subcommittee thereof, which will then review the proposed transaction for compliance with the related party approval guidelines and make a determination as to whether or not to approve the transaction.
The guidelines also list types of related person transactions that are governed by specific approval procedures:
▪
Property Transactions: as to the acquisition or disposition of properties that may involve a related person, the guidelines list specified information to be provided to the Audit Committee, including a description of the related person’s direct or indirect interest in the transaction, the underwriting process, risk and mitigation information, the property marketing process, and analysis of comparable transactions. For two years after an acquisition involving a related person, the Audit Committee will receive reports concerning actual versus underwritten performance.

▪
Preferred Equity/Subordinate Debt Transactions: as to these transactions, the Audit Committee must be provided information concerning the proposed transaction that is comparable to that set forth above for property transactions, and reports must be made to the Audit Committee quarterly as to the status of the transaction and promptly as to any default or similar event. Unless otherwise approved by the Board, the amount outstanding under, or invested pursuant to, all preferred equity/subordinate debt transactions involving the same related person may not exceed $75 million with respect to any investments in properties under construction and $135 million in total investments.

The guidelines also require that the Board is to be annually provided a report of the related person transactions that have been entered into since the date of the last such report to the Board.
Agreements between Mr. Marcus and the Company
George Marcus, the Company’s Chairman and founder, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (i) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (ii) that he will not divulge any confidential or proprietary information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (iii) that he will recuse himself from any and all discussions by the Board regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.
ESSEX Property Trust, Inc. 2024 Proxy Statement	67

Other Transactions
Mr. Marcus is the Chairman of Marcus & Millichap Company (“MMC”), which is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus is also the Chairman of Marcus & Millichap, Inc. (“MMI”) and owns a controlling interest in MMI. MMI is a national brokerage firm listed on the NYSE that completed its initial public offering in 2013.
As of December 31, 2023, the Company had investments with a total carrying value of $41.7 million with affiliates of MMC. For the year ended December 31, 2023, there were no brokerage commission fees paid by the Company to MMC and its affiliates related to real estate transactions.
The Company charges certain fees relating to its co-investments for asset management, property management, development and redevelopment services. These fees from affiliates total $12.7 million for the year ended December 31, 2023.
The Company has provided short-term bridge loans to affiliates. As of December 31, 2023, $6.1 million of short-term loans remained outstanding due from joint venture affiliates.
68	ESSEX Property Trust, Inc. 2024 Proxy Statement

PROPOSAL 2
Ratification of Appointment of Independent Registered Public Accounting Firm
KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023, and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.
Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment , the Audit Committee and the Board will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company.
Unless marked to the contrary, executed proxies received will be voted “FOR” ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2024.
ESSEX Property Trust, Inc. 2024 Proxy Statement	69

Fees Paid to KPMG LLP
Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and 2022 and fees billed for other services rendered by KPMG LLP during those periods:
	2023	2022
Audit Fees(1)	$1,844,825	$1,833,250
Audit-Related Fees(2)	27,500	32,500
Tax Fees(3)	99,181	67,857
All Other Fees	—	—
Total	$1,971,506	$1,933,607
(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal control over financial reporting as of the end of the year, reviews of the interim consolidated financial statements included in quarterly reports, comfort letters to underwriters, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of limited assurance services related to sustainability metrics for the Company's line of credit.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes.
The Audit Committee considers as necessary whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for the pre-approval of all audit services and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent Audit Committee meetings. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee or a designated Audit Committee member, who is responsible for reporting to the Audit Committee any such pre-approvals at the next scheduled committee meeting.

The Board unanimously recommends that the stockholders vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

70	ESSEX Property Trust, Inc. 2024 Proxy Statement

PROPOSAL 3
Advisory Vote on the Company’s Named Executive Officer Compensation
The Compensation Discussion and Analysis in this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee with respect to the Company’s named executive officers for the year ended December 31, 2023. The Board is asking our stockholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the stockholders of Essex Property Trust, Inc. approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting of stockholders in 2024 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the named executive officer compensation tables and the related footnotes and narrative accompanying the tables).”
The Board is asking our stockholders to vote “FOR” this proposal. Although the stockholders’ vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. The next such advisory vote will be held at the 2025 annual meeting of stockholders. Section 14A of the Exchange Act requires that we solicit your advisory vote on this proposal.
The Board unanimously recommends that the stockholders vote “FOR” Proposal No. 3.
ESSEX Property Trust, Inc. 2024 Proxy Statement	71

Deadline for Receipt of Stockholder Proposals
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder pursuant to the advance notice provisions of the Bylaws, the stockholder must have given timely notice thereof in writing to Ms. Anne Morrison, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403. To be timely for the Company’s 2025 annual meeting of stockholders, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than October 29, 2024 and no later than 5:00 p.m., Pacific Time, on November 28, 2024. A stockholder’s notice shall set forth:
▪
as to each person whom the stockholder proposes to nominate for election or reelection as a director all information and certifications relating to such person that is required to be disclosed in connection with the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act;

▪
as to any other business that the stockholder proposes to bring before the meeting, (A) a description of the business (including the text of any proposal) desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined in the Bylaws), including any anticipated benefit to the stockholder or stockholder associated person therefrom and (B) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Regulation 14A of the Exchange Act ;

▪	as to the stockholder giving the notice, any proposed nominee and any stockholder associated person:
▪
the class, series and number of shares of stock of the Company that each of them or any of their affiliates own, the date the shares were acquired and the investment intent of such acquisition and any short interest in Company shares by any such person,

▪	the nominee holder for, and number of, Company shares owned beneficially but not of record by such person,
▪
whether such person has engaged in any hedging, derivative or other transaction with respect to Company shares or any shares of any entity listed in the peer group in the stock performance graph in the Company’s most recent annual report, and

▪	any substantial interest of such person in the Company, other than an interest arising from the ownership of Company shares;
▪	as to the stockholder giving the notice, any stockholder associated person and any proposed nominee,
▪	the person’s name and address, and
▪	the person’s investment strategy or objective and a copy of the prospectus, offering memorandum or similar document provided to investors in such person;
▪	the name and address of any person who contacted or was contacted by the stockholder giving the notice or any stockholder associated person about the proposed nominee or other proposed business;
▪	the name and address of any other person supporting the proposed nominee or the proposed business;
▪
a representation that such stockholder, its proposed nominee(s) or associated person(s) intends or is part of a group which intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of such proposed nominees in accordance with Rule 14a-19 of the Exchange Act;

▪
all other information regarding such stockholder and each associated person that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A of the Exchange Act; and

▪	with respect to any proposed nominee and the stockholder giving the notice, a written undertaking and certain other information and certifications described in the Bylaws.
Any director nominations received from stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated. In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2025. The Company intends to file a proxy statement and white proxy card with the SEC in connection with its solicitation of proxies for the Company’s 2025 annual meeting.
72	ESSEX Property Trust, Inc. 2024 Proxy Statement

The foregoing is a summary of the applicable provisions of the current Bylaws and is qualified by reference to the Bylaws, which were last filed as an exhibit to the Company’s Current Report on Form 8-K, filed December 13, 2022.
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2025 annual meeting of stockholders must be received by the Company not later than November 28, 2024 in order to be considered for inclusion in the Company’s proxy materials for that meeting.
Proxy Access Nominations. Any stockholder (or group of up to 20 stockholders) meeting the Company’s continuous ownership requirements set forth in the Bylaws that wishes to nominate a candidate for election to the Board for inclusion in the Company’s proxy materials for its 2025 annual meeting of stockholders must provide written notice to our Secretary no earlier than October 29, 2024 and no later than 5:00 p.m., Pacific Time, on November 28, 2024. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility, procedural and disclosure requirements, can be found in Section 2.13 of the Bylaws.
ESSEX Property Trust, Inc. 2024 Proxy Statement	73

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons that own more than 10% of the Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2023, all Reporting Persons complied with all applicable Section 16(a) filing requirements, except that Ms. Gust filed one late Form 3 due to an inadvertent administrative error.
Other Matters
The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon in their discretion. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.
74	ESSEX Property Trust, Inc. 2024 Proxy Statement

Form 10-K Annual Report
UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, ESSEX PROPERTY TRUST, INC., 1100 PARK PLACE, SUITE 200, SAN MATEO, CALIFORNIA 94403, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE AT HTTP://WWW.ESSEX.COM.
By Order of the Board of Directors,

Angela L. Kleiman
Chief Executive Officer and President
San Mateo, California
March 28, 2024
ESSEX Property Trust, Inc. 2024 Proxy Statement	75

Appendix A
Definitions and Reconciliation of Non-GAAP Financial Measures
Funds From Operations (“FFO”) and Core FFO
FFO, as defined by NAREIT, is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes non-core items, which is referred to as “Core FFO,” to be useful supplemental operating performance measures of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with additional bases to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and to pay dividends. By excluding gains or losses related to sales of depreciated operating properties and land and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help investors compare the operating performance of a real estate company between periods or as compared to different companies. By further adjusting for items that are not considered part of the Company’s core business operations, Core FFO allows investors to compare the core operating performance of the Company to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual operating results.
FFO and Core FFO do not represent net income or cash flows from operations as defined by U.S. GAAP and are not intended to indicate whether cash flows will be sufficient to fund cash needs. These measures should not be considered as alternatives to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO and Core FFO do not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to stockholders. FFO and Core FFO also do not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.
76	ESSEX Property Trust, Inc. 2024 Proxy Statement

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the twelve months ended December 31, 2023 and 2022.
Consolidated Funds From Operations (Dollars in thousands, except share and per share amounts and in footnotes)	Twelve Months Ended December 31,
	2023	2022	% Change
Funds from operations attributable to common stockholders and unitholders (FFO)
Net income available to common stockholders	$405,825	$408,315
Adjustments:
Depreciation and amortization	548,438	539,319
Gains not included in FFO	(59,238)	(111,839)
Casualty loss	433	—
Impairment loss from unconsolidated co-investments	33,700	2,105
Depreciation and amortization from unconsolidated co-investments	71,745	72,585
Noncontrolling interest related to Operating Partnership units	14,284	14,297
Depreciation attributable to third party ownership and other(1)	(1,474)	(1,421)
Funds from operations attributable to common stockholders and unitholders	$1,013,713	$923,361
FFO per share-diluted	$15.24	$13.70	11.2%

Components of the change in FFO
Non-core items:
Expensed acquisition and investment related costs	$595	$2,132
Tax expense (benefit) on unconsolidated co-investments(2)	697	(10,236)
Realized and unrealized (gains) losses on marketable securities, net	(10,006)	45,547
Provision for credit losses	70	(381)
Equity (income) loss from non-core co-investments(3)	(1,685)	38,045
Loss on early retirement of debt, net	—	2
Loss on early retirement of debt from unconsolidated co-investments	—	988
Co-investment promote income	—	(17,076)
Income from early redemption of preferred equity investments and notes receivable	(285)	(1,669)
General and administrative and other, net	6,629	2,536
Insurance reimbursements, legal settlements, and other, net	(9,821)	(5,392)
Core funds from operations attributable to common stockholders and unitholders	$999,907	$977,857
Core FFO per share-diluted	$15.03	$14.51	3.6%

Weighted average number of shares outstanding diluted(4)	66,514,456	67,374,526
(1)	The Company consolidates certain co-investments. The noncontrolling interest's share of net operating income in these investments for the twelve months ended December 31, 2023 was $3.3 million.
(2)	Represents tax related to net unrealized gains or losses on technology co-investments.
(3)	Represents the Company's share of co-investment income or loss from technology co-investments.
(4)	Assumes conversion of all outstanding limited partnership units in the operating partnership into shares of the Company's common stock and excludes DownREIT limited partnership units.
ESSEX Property Trust, Inc. 2024 Proxy Statement	77

EBITDAre and Adjusted EBITDAre
The National Association of Real Estate Investment Trusts (“NAREIT”) defines earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) (September 2017 White Paper) as net income (computed in accordance with U.S. GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.
The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.
Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and is a component of the credit ratio, “Net Indebtedness Divided by Adjusted EBITDAre, normalized and annualized,” and it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.
Adjusted EBITDAre is an important metric in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Adjusted EBITDAre is useful to investors, creditors and rating agencies because it allows investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.
EBITDAre and Adjusted EBITDAre are not recognized measurements under U.S. GAAP. Because not all companies use identical calculations, the Company's presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.
The reconciliations of Net Income available to common stockholders to EBITDAre and Adjusted EBITDAre are presented in the table below:
(Dollars in thousands)	Three Months Ended December 31, 2023

Net income available to common stockholders	$65,391
Adjustments:
Net income attributable to noncontrolling interest	4,958
Interest expense, net(1)	54,495
Depreciation and amortization	138,016
Income tax provision	48
Impairment loss from unconsolidated co-investment	33,700
Co-investment EBITDAre adjustments	31,363
EBITDAre	327,971

Realized and unrealized gains on marketable securities, net	(5,712)
Provision for credit losses	19
Equity income from non-core co-investments	(263)
Tax benefit on unconsolidated co-investments	(540)
General and administrative and other, net	4,059
Insurance reimbursements and legal settlements, net	(739)
Expensed acquisition and investment related costs	220
Adjusted EBITDAre	$325,015
(1)	Interest expense, net includes items such as gains on derivatives and the amortization of deferred charges.
78	ESSEX Property Trust, Inc. 2024 Proxy Statement

Net Indebtedness Divided by Adjusted EBITDAre
This credit ratio is calculated by dividing net indebtedness by Adjusted EBITDAre, as annualized based on the most recent quarter, and adjusted for estimated net operating income from properties acquired or disposed of during the quarter. This ratio is presented by the Company because it provides rating agencies and investors an additional means of comparing the Company's ability to service debt obligations to that of other companies. Net indebtedness is total debt, net less unamortized premiums, discounts, debt issuance costs, unrestricted cash and cash equivalents, and marketable securities. The calculation of this credit ratio and a reconciliation of net indebtedness to total debt at pro rata share for co-investments, net is presented in the table below:
(Dollars in thousands)	December 31, 2023

Total consolidated debt, net	$6,205,735
Total debt from co-investments at pro rata share	1,325,612
Adjustments:
Consolidated unamortized premiums, discounts, and debt issuance costs	34,057
Pro rata co-investments unamortized premiums, discounts, and debt issuance costs	5,226
Consolidated cash and cash equivalents-unrestricted	(391,749)
Pro rata co-investment cash and cash equivalents-unrestricted	(35,147)
Marketable securities	(92,808)
Net Indebtedness	$7,050,926
Adjusted EBITDAre, annualized(1)	$1,300,060
Other EBITDAre normalization adjustments, net, annualized(2)	(2,332)
Adjusted EBITDAre, normalized and annualized	$1,297,728

Net Indebtedness Divided by Adjusted EBITDAre, normalized and annualized	5.4
(1)	Based on the amount for the most recent quarter, multiplied by four.
(2)	Adjustments made for properties in lease-up, acquired, or disposed during the most recent quarter and other partial quarter activity, multiplied by four.
ESSEX Property Trust, Inc. 2024 Proxy Statement	79

Net Operating Income (“NOI”) and Same-Property NOI Reconciliations
NOI and same-property NOI are considered by management to be important supplemental performance measures to earnings from operations included in the Company’s consolidated statements of income. The presentation of same-property NOI assists with the presentation of the Company’s operations prior to the allocation of depreciation and any corporate-level or financing-related costs. NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual communities or groups of communities.
In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impacts to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets. The Company defines same-property NOI as same-property revenues less same-property operating expenses, including property taxes. Please see the reconciliation of earnings from operations to NOI and same-property NOI, which in the table below is the NOI for stabilized properties consolidated by the Company for the periods presented.
	Twelve Months Ended December 31,
(Dollars in thousands)	2023	2022
Earnings from operations	$584,342	$595,229
Adjustments:
Corporate-level property management expenses	45,872	40,704
Depreciation and amortization	548,438	539,319
Management and other fees from affiliates	(11,131)	(11,139)
General and administrative	63,474	56,577
Expensed acquisition and investment related costs	595	2,132
Casualty loss	433	—
Gain on sale of real estate and land	(59,238)	(94,416)
NOI	1,172,785	1,128,406
Less: Non-same-property NOI	(54,179)	(56,058)
Same-Property NOI	$1,118,606	$1,072,348
80	ESSEX Property Trust, Inc. 2024 Proxy Statement

ESSEX
PROPERTY TRUST, INC.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m., Eastern Time, on May 13, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ESS2024**

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on May 13, 2024. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:

V31943-P04253-Z86816 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ESSEX PROPERTY TRUST, INC.

The Board of Directors recommends you vote "FOR" the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. John V. Arabia	☐	☐	☐
1b. Keith R. Guericke	☐	☐	☐
1c. Anne B. Gust	☐	☐	☐
1d. Maria R. Hawthorne	☐	☐	☐
1e. Amal M. Johnson	☐	☐	☐
1f. Mary Kasaris	☐	☐	☐
1g. Angela L. Kleiman	☐	☐	☐
1h. Irving F. Lyons, III	☐	☐	☐
1i. George M. Marcus	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2024.	☐	☐	☐
3. Advisory vote to approve the Company's named executive officer compensation.	☐	☐	☐

NOTE: Also includes authorization to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

V31944-P04253-Z86816

ESSEX PROPERTY TRUST, INC.

www.virtualshareholdermeeting.com/ESS2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 14, 2024

Angela L. Kleiman and Anne Morrison (the "Proxyholders"), or either of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, May 14, 2024 at 1:00 p.m., Pacific Time, exclusively online via the Internet at www.virtualshareholdermeeting.com/ESS2024 and any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Shares represented by this proxy will be voted as directed by the stockholder. **If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all director nominees and FOR proposals 2 and 3. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.**

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date the reverse side. You need not mark any boxes.

SEE REVERSE SIDE

Continued and to be signed on reverse side

SEE REVERSE SIDE